UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Terra Industries Inc.

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Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340
March 22, 2007
To Our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Terra Industries Inc. to be held at 9:00 a.m. on Tuesday, May 8, 2007, at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022.
The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. We will also report on Terra and its business, and you will have an opportunity to discuss matters of interest concerning Terra.
We hope all stockholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.
It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted. In the alternative, you may submit your proxy by telephone or via the Internet as described in more detail in the proxy section entitled “How to Vote.”
On behalf of the board of directors and management, thank you for your support during 2006. We look forward to seeing you at the meeting.

Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340
Notice of 2007 Annual Meeting of Stockholders
To the Stockholders:
The annual meeting of the stockholders of Terra Industries Inc. (“Terra”) will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Tuesday, May 8, 2007 at 9:00 a.m. in order to:
a.	elect two Class III directors to serve until the 2010 annual meeting of stockholders, and until their successors are elected and qualified;

b.	consider and act upon the proposal to adopt the 2007 Omnibus Incentive Compensation Plan;

c.	consider and act upon a proposal to ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as Terra’s independent accountants for 2007; and

d.	transact such other business as may properly come before the annual meeting.
Only stockholders of record of Terra’s common stock at the close of business on March 2, 2007 are entitled to notice of, and to vote at, the annual meeting.

John W. Huey
Vice President, General Counsel
and Corporate Secretary
March 22, 2007

Proxy Statement
General
The annual meeting of the stockholders of Terra Industries Inc. will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Tuesday, May 8, 2007, at 9:00 a.m.
The mailing address of Terra’s principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about March 22, 2007.
Terra’s board of directors solicits the accompanying proxy. The stockholder may revoke it at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary. This proxy, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the stockholder directs otherwise. Such proxy will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The board of directors is not aware at this date of any matter proposed to be presented at the annual meeting other than the election of directors, the 2007 Omnibus Incentive Compensation Plan and the ratification of the Audit Committee’s selection of independent accountants. The persons named in the accompanying proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A stockholder’s presence at the annual meeting does not of itself revoke the proxy.
Securities Entitled to Vote
The only securities eligible to be voted at the annual meeting are Terra common shares. Only holders of common shares at the close of business on the record date, March 2, 2007, are entitled to vote. Each common share represents one vote, and all shares vote together as a single class. There were 92,756,438 common shares issued and outstanding on March 2, 2007.
Quorum; Vote Required
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Stockholders are entitled to one (1) vote per share.
A majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except as otherwise provided by law or by Terra’s charter, and except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.
In the election for directors, every stockholder has the right to vote each share of stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. To be elected, a director-nominee must receive a plurality of the votes cast at the meeting. Common shares of stockholders abstaining from voting but otherwise present at the meeting in person or by proxy (“abstentions”), votes withheld and broker non-votes will not be counted as votes cast for such purpose and therefore will have no effect on the results of the election.
The proposal to ratify the Audit Committee’s selection of independent accountants must receive a majority of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote.

The proposal to adopt the 2007 Omnibus Incentive Compensation Plan must receive approval by the affirmative vote of a majority of the votes cast at the meeting, provided that the total votes cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. For purposes of the vote on this proposal, any abstention will have the effect of a vote against the proposal and broker non-votes will not be treated as votes cast for such purposes and therefore any broker non-vote will have the effect of a vote against the proposal unless the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. If the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal, then broker non-votes will have no effect on the result of the vote.
How To Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the annual meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates Henry R. Slack, Michael L. Bennett and Francis G. Meyer to vote your shares in accordance with the voting instructions you indicate in your proxy.
If you submit your proxy designating Messrs. Slack, Bennett and Meyer as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the annual meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his discretion and judgment. The Board currently does not know of any matters to be raised at the annual meeting other than the proposals contained in this proxy statement.
You may submit your proxy either by mail, by telephone at 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico or 1-781-757-2300 outside the U.S., Canada and Puerto Rico any time on a touch-tone telephone (the numbers set forth in the accompanying proxy materials) or via the Internet at www.investorvote.com. Please let us know whether you plan to attend the annual meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Daylight Time, on May 7, 2007. If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 12:00 a.m. Eastern Daylight Time, on May 8, 2007.
Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the annual meeting by sending a written notice to Terra’s Vice President, General Counsel and Corporate Secretary at 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Daylight Time, on May 7, 2007. If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 12:00 a.m. Eastern Daylight Time, on May 8, 2007. You also may revoke your proxy in person and vote your shares at the annual meeting. Attending the annual meeting without taking one of the actions above will not revoke your proxy.
Your vote is very important to the Company. If you do not plan to attend the annual meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy card prior to the annual meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in the Company’s register of stockholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. In order for you to attend the annual meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the annual meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit your proxy, which will instruct your nominee how to vote those shares on your behalf.

Proposal 1: Election of Directors
Election of Directors
The board of directors is divided into three classes, and directors in each class serve staggered, three-year terms. The term of office of the two directors assigned to Class III expires at this meeting, and such two directors are nominated for re-election at this annual meeting to serve three-year terms until the annual meeting in 2010 and until their successors are elected and qualify. As provided by Maryland law, the terms of office of the three directors assigned to Class I continue until the annual meeting in 2008, and the terms of office of the three directors assigned to Class II continue until the annual meeting in 2009, and in each case until their successors are elected and qualify. The directors in each Class are set forth below.
To be elected, a nominee must receive a plurality of the votes cast at the meeting. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the Board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election.
All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee for Class III director, and for the Class I and Class II directors whose terms are continuing, are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was first elected a director. In September 2006, the board of directors voted to expand the size of the board from six to eight persons, and filled the vacancies by electing James R. Kroner as a Class I Director with a term expiring at the 2008 Annual Meeting and Dennis McGlone as a Class II Director with a term expiring at the 2009 Annual Meeting.
Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Bennett is a director of Alliant Energy and Terra Nitrogen GP Inc., the General Partner of Terra Nitrogen Company, L.P.; Mr. Fraser is a director of Forest Oil Corporation and Smith International, Inc.; Ms. Hesse is a director of AMEC plc, Pinnacle West Capital Corporation, Arizona Public Service, Enbridge Energy Partners, L.P. and Enbridge Energy Management, L.L.C.; Mr. Janson is a director of Tembec Inc., ATS Automation Tooling System and TK Shipping Corporation and Mr. Slack is a director of the First Africa Group.

Nominees for Election as Class III Director
Terms Expiring at Annual Meeting in 2010

Name and Age	Present Positions and Offices with Terra and	Year First
	Principal Occupation During the Past Five Years	Elected Director

David E. Fisher (64)	Private Investor.	1993

Dod A. Fraser (56)	President of Sackett Partners Incorporated, a consulting company, since 2000; Managing Director and Group Executive of Chase Securities Inc., a subsidiary of The Chase Manhattan Bank, from 1995 to 2000 and prior to that, General Partner of Lazard Frères & Co.	2003
Class I Directors Continuing in Office
Terms Expiring at Annual Meeting in 2008

Name and Age	Present Positions and Offices with Terra and	Year First
	Principal Occupation During the Past Five Years	Elected Director

Peter S. Janson (59)	Corporate Director; retired from AMEC Inc. (an engineering and environmental services firm) since 2002; Chairman & Chief Executive Officer of AMEC Inc. and director of AMEC plc from 2000 to 2002; President and Chief Executive Officer of Agra Inc (an engineering and environmental services firm which was sold to AMEC in 2000) from 1999 to 2000.	2005

Michael L. Bennett (53)	President and Chief Executive Officer of Terra since April 2001; Executive Vice President and Chief Operating Officer from February 1997 to April 2001.	2001

James R. Kroner (45)	Chief Financial Officer and Chief Investment Officer, Endurance Specialty Holdings Ltd., from December 2001 to December 2005; Managing Director, Fox Paine & Company from January 2000 to December 2001.	2006
Class II Directors Continuing in Office
Terms Expiring at Annual Meeting in 2009

Name and Age	Present Positions and Offices with Terra and	Year First
	Principal Occupation During the Past Five Years	Elected Director

Martha O. Hesse (64)	Private Investor. President and Chief Executive Officer of Hesse Gas Company (an energy investment company) from 1990 to 2003.	2001

Henry R. Slack (57)	Chairman of the Terra Board of Directors since April 2001; Chairman of First Africa Group since 2006; Chairman of Task (USA) Inc. (a private investment firm) from September 1999 to June 2002.	1983

Dennis McGlone (57)	President and CEO, Director of Copperweld Corp. February 2004 to October 2005; President and COO, Director from October 2002 to February 2004; Vice President Sales from July 2001 to October 2002; Vice President, Marketing and Sales of AK Steel, 1996 to March 2001.	2006
The board of directors recommends that you vote FOR the election of each of the above-named director-nominees for Class III director.

Corporate Governance
General
Terra strives to uphold the highest standards of ethical conduct, to follow corporate governance best practices, to report accurately and transparently, and to fully comply with the laws, rules and regulations that govern Terra’s business.
Terra’s board of directors currently consists of eight members. In accordance with its Corporate Governance Guidelines, Terra’s Board has affirmatively determined that David E. Fisher, Dod A. Fraser, Martha O. Hesse, Peter S. Janson, James R. Kroner, Dennis McGlone and Henry R. Slack each meet the criteria for independence required by the New York Stock Exchange (“NYSE”) listing standards. The Board’s independence determination was based on information provided by our directors and discussions among our officers and directors. The Board considered transactions, relationships and arrangements with each of the directors and director nominees and concluded that none of the non-employee directors was involved in any transactions, relationships or arrangements not otherwise disclosed that would impair his or her independence. Mr. Bennett did not meet the independence standards because he is an employee of Terra. The Nominating and Corporate Governance Committee reviews and designates director-nominees in accordance with the policies and principles of its charter and the Corporate Governance Guidelines.
Terra has structured its board of directors to provide separate positions for a non-executive chairman of the board and a chief executive officer. The Board plans to maintain these responsibilities as separate positions.
During 2006, in accordance with the Corporate Governance Guidelines, non-management directors met at regularly scheduled executive sessions of the Board without management and the independent directors met in executive session. The chairman of the board, Henry R. Slack, presided at all executive sessions of the Board, which are held at each of our Board meetings.
The Board currently has three committees—Audit, Compensation, and Nominating and Corporate Governance. A description of each committee and its function appears in the “Board of Directors and Committees” section of this proxy statement under the heading “Board Committees.” The Audit, Compensation, and Nominating and Corporate Governance Committees are each composed solely of independent directors as required by the NYSE listing standards. In addition, the members of the Audit Committee meet the criteria for independence required by the Sarbanes-Oxley Act of 2002. Each committee has its own charter setting forth the qualifications for membership and the committee’s purposes, goals and responsibilities. Each of these committees has the power to hire independent legal, financial or other advisors it deems necessary, without consulting or obtaining the advance approval of any Terra officer.
The Board has also adopted a Code of Ethics and Standards of Business Conduct, which outlines the principles, policies and laws that govern Terra’s activities and which serve as a tool for professional conduct in the workplace. The Code of Ethics and Standards of Business Conduct applies to Terra’s principal executive officer and principal financial officer and also includes all other officers, directors and employees.
It is the Board’s practice to encourage all board members to attend the Company’s annual stockholders meeting, although no written policy has been adopted in that regard. Two (2) board members attended the Company’s 2006 stockholder’s meeting held May 2, 2006, in Sioux City, Iowa.

Current versions of Terra’s Corporate Governance Guidelines, Code of Ethics and Standards of Business Conduct and committee charters, can be found in the “Investor Information” section of Terra’s website at www.terraindustries.com, and are available in print to any shareholder upon request.
Communication
Interested parties who wish to report questionable practices by Terra employees may do so by calling Terra’s toll free, anonymous hotline at 1-866-551-8010 (in the U.S. and Canada) or at 011-44-866-551-8010 (in the U.K.). Interested parties who wish to communicate any message or voice a complaint to the Board, any of its committees or the non-management directors should address their communications to: Henry R. Slack, Chairman of the Board; Terra Industries Inc.; 600 Fourth Street; Sioux City, Iowa 51101. Such communications can also be made by calling 712-277-1340 or by e-mail at boardethics@terraindustries.com.

Board of Directors and Committees
Board Committees
Audit Committee. The Audit Committee met five times in 2006 and is currently composed of Mr. Fisher (Chairman), Ms. Hesse, Mr. Janson and Mr. Kroner. The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards and the Sarbanes-Oxley Act of 2002. In accordance with Terra’s Audit Committee charter, all members of the committee are financially literate and the board of directors has determined that Mr. Fisher meets the requirements to be named “audit committee financial expert” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee charter, which was amended on December 2, 2003, was reviewed at the February 27, 2007 Audit Committee meeting and is available on Terra’s website as set out in the Corporate Governance section above.
The Audit Committee reviews Terra’s procedures for reporting financial information to the public. The Audit Committee also reviews Terra’s internal audits, reports and related recommendations. Its members are directly responsible for Terra’s independent auditor and have the sole authority to appoint or replace the independent auditor. The committee reviews the scope of the annual audit. The committee also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the board of directors and Terra’s financial management, internal auditors and independent auditor. See the “Audit Committee Report” below.
Compensation Committee. The Compensation Committee met two times in 2006 and is currently composed of Messrs. Fraser (Chairman), Fisher, Janson and McGlone. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include recommending to the board of directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and, in consultation with management, administers compensation guidelines and personnel policies. See the report on “Executive Compensation” below. The Compensation Committee charter was adopted on December 2, 2003, was reviewed at the February 27, 2007 Compensation Committee meeting and is available on Terra’s website as set out in the Corporate Governance section above.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met two times in 2006. It is currently composed of Ms. Hesse (Chairman), Mr. Fraser and Mr. Slack. Each of the members of the committee meets the “independence” requirements of the NYSE listing standards. The committee’s functions include helping the Board fulfill its responsibilities to stockholders by shaping the Company’s corporate governance and enhancing the quality and independence of the Board nominees. In addition, the committee identifies and reviews qualifications of potential Terra director candidates, to include those recommended by stockholders, and makes recommendations to the Board for nomination or election. Nominees for director are selected on the basis of broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of Terra’s business environment, and willingness to devote adequate time and energy to board duties. The Board considers directors of diverse backgrounds, in terms of both the individuals involved and their various experiences and areas of expertise. Each board member must ensure that future commitments (including commitments to serve on boards of other companies) do not materially interfere with the member’s service as a Terra director. The Nominating and Corporate Governance Committee charter was adopted on December 2, 2003, was reviewed at the February 14, 2006 Nominating and Corporate

Governance Committee meeting, and is available on Terra’s website as set out in the Corporate Governance section above.
The Nominating and Corporate Governance Committee charter also provides that the committee will review candidates who have been recommended by stockholders, however the committee has not adopted a specific policy regarding the consideration of such nominees. Appropriate materials describing the personal and professional background and experience of candidates recommended by stockholders should be communicated to the Board as set out in the Corporate Governance section of this proxy statement under the heading “Communication.” The committee will evaluate all such stockholder recommended candidates on the basis of the same qualities and characteristics as described in the preceding paragraph.
The board of directors establishes special Board committees from time to time, determining such committees’ specific functions as they are established. The Board and its committees occasionally take action by unanimous written consent in lieu of a meeting.
Meetings of the Board
The board of directors held four regular meetings and five special meetings in 2006. Each director attended at least 75 percent of the total meetings of the Board and of Board committees of which he or she was a member.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is composed of the directors named as signatories to the “Compensation Committee Report” below. No director has any direct or indirect material interest in or relationship with Terra other than shareholdings as discussed below and as related to his or her position as a director, except as described under the caption “Certain Relationships and Related Transactions.” During 2006, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra’s Board.

Equity Security Ownership
Principal stockholders. The following table shows the ownership of Terra securities as of February 14, 2007 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to the Securities and Exchange Commission (“SEC”) by or on behalf of such persons:

Name and address of	Title of		Percentage
beneficial owner	class	Amount and nature of beneficial ownership1/	of class
Tontine Capital Partners L.P. 2/ 55 Railroad Avenue Greenwich, CT 06830	Common Shares	9,452,600 shared voting and investment power	10.14%

Anchorage Capital Master Offshore, Ltd. 3/ c/o Anchorage Advisors, L.L.C. New York, NY 10012	Common Shares	7,929,900 sole voting and investment power	8.6%

Dimensional Fund Advisors L.P. 4/ 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Common Shares	7,275,713 sole voting and investment power	7.86%

The Goldman Sachs Group Inc. 85 Broad Street New York, NY 10004	Common Shares	6,081,863 shared voting and investment power	6.6%

Dawson-Herman Capital Management, Inc. 5/ 354 Perquot Avenue P.O. Box 760 Southport, CT 06890-2558	Common Shares	5,411,400 sole voting and investment power	5.84%

Whippoorwill Associates, Incorporated 6/ 11 Martine Avenue White Plains, NY 10606	Common Shares	4,829,630 shared voting and investment power	5.04%

1/	Except as stated in footnote 6 below, the number of common shares listed does not include shares of Series A preferred.

2/	Tontine Capital Partners (TCP) reports that Tontine Capital Management (TCM) is the general partner and has the power to direct the affairs of TCP, including decisions relative to disposition of proceeds from the sale of shares. Jeffrey Gendell is the managing member of TCM.

3/	Anchorage Capital reports that Anchorage Advisors is the investment advisor and that Anchorage Advisors Management is its sole managing member. Further, it reports that investors in Anchorage Capital have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Anchorage Capital in accordance with their respective ownership interests in Anchorage Capital.

4/	Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the funds, and may be deemed to be the beneficial owner of the shares held by the funds. However, all securities reported in this schedule are owned by the funds. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such securities.

5/	Dawson-Herman Capital Management, Inc. is an investment advisor who has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts.

6/	As of December 31, 2006, Whippoorwill reports it may be deemed to be the beneficial owner of 4,829,630 common shares, which amount includes 3,132,530 common shares issuable upon the conversion of 31,200 shares of 4.25% Series A Cumulative Convertible Perpetual Preferred.

Directors and Officers. The following table shows, as of February 14, 2007, the number of Terra common shares owned by (1) each director; (2) Terra’s chief executive officer (who is also a director); (3) the five other most highly-compensated executive officers; and (4) all directors and executive officers as a group.

Number of Common Shares
Name	Beneficially Owned 1/
D.E. Fisher	62,800
D.A. Fraser	40,000
M.O. Hesse	51,128
P.S. Janson	30,000
J.R. Kroner	10,000
D. McGlone	10,000
H.R. Slack	112,250
M.L. Bennett	824,919
F.G. Meyer	444,117
J.D. Giesler	180,909
R.S. Sanders Jr.	155,959
P. Thompson	130,842
M.A. Kalafut	0
Directors and all executive officers as a group (17 persons)	2,240,139

1/	Each director or executive officer has sole voting and investment power over the shares shown as beneficially owned. Each director and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 2.4% of Terra’s issued and outstanding common shares. These share numbers include ownership of restricted common shares, which is subject to certain vesting conditions, and shares held under Terra’s Employees’ Savings and Investment Plan.

The shares shown above also include shares acquirable pursuant to stock options, which are currently exercisable. Upon such exercise, the option holders would acquire shares as follows: Mr. Bennett (136,000); Mr. Fisher (18,000); Mr. Giesler (3,600); Mr. Kalafut (0); Mr. Meyer (100,000); Mr. Sanders (3,600); Mr. Thompson (0); Mr. Slack (20,000); and all directors and executive officers as a group (284,800). Until the options are exercised, these individuals will neither have voting nor investment power over the underlying common shares but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Terra’s executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the shares with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All persons who were Terra executive officers, directors and beneficial owners of more than 10 percent of Terra’s common shares at any time during 2006 filed all reports required under Section 16(a) during and with respect to 2006 in a timely manner, except David E. Fisher and Joseph D. Giesler, who each filed one Form 4 late. This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra’s executive officers and directors.

Executive Compensation and Other Information
Compensation Discussion and Analysis
I. Background
As a producer and marketer of nitrogen products for agricultural and industrial markets, Terra’s operating results are affected by the volatile nature of the nitrogen products industry. During recent years, there has been substantial consolidation among North American industry participants as various companies have been acquired, filed for bankruptcy or closed facilities. Meanwhile, global capacity has increased as new facilities have been built outside North America in regions with advantaged gas supplies. For additional details regarding the cyclical nature of the nitrogen products industry and the Company’s performance in light of these conditions, see the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our 2006 annual report.
We expect these industry trends to continue and have designed our executive compensation program to reflect these fundamental factors. In this regard, in 2005, the Compensation Committee of our Board initiated a thorough review of our executive compensation program with a goal of attracting, retaining and rewarding talented executives and encouraging them to contribute to our success even in times of uncertainty.
The Compensation Committee engaged Towers Perrin to provide data about compensation practices at comparable companies and to assist the Compensation Committee in designing an effective compensation program for Terra’s executive officers that would provide an appropriate combination of guaranteed and performance-based compensation in light of Terra’s volatile business environment.
II. Philosophy of Executive Compensation
The Compensation Committee’s primary objectives in designing our current executive compensation program are to (i) provide competitive incentive rewards for the achievement of specific annual goals by the Company; (ii) minimize fixed costs during cyclical downturns; and (iii) provide incentives to manage our North American asset base as well as new investments to earn returns in excess of our cost of capital over the long term.
Our compensation program is comprised of three primary components: base salary, annual cash incentive awards and long-term incentive awards. On a total compensation basis, the combination of base salaries, annual cash incentive awards and long-term incentives is intended to provide our executive officers with above-average compensation for above-average individual and Company performance and below-average compensation for below-average performance. The principal performance objective for measuring above-average Company performance is generating returns on capital that meet or exceed the Company’s cost of capital. This approach is intended to encourage and reward strong performance and the creation of stockholder value.
Further, as the long-term incentive awards are paid in restricted shares and performance shares, the program provides our executive officers with an appropriate level of overall ownership interest in the Company and further aligns their interests with those of our stockholders.
As a result of a review of our compensation programs in 2005, the Compensation Committee adopted the following philosophy of compensation with respect to each of the three elements of our executive compensation program:

Base Salary:	Although base salaries should be competitive in the industry, they should be targeted at the low end of the spectrum in order to limit fixed cash costs during cyclical downturns.

Annual Incentives:	Annual incentives should be paid in cash and should provide the opportunity during periods of average and cyclically robust performance for management to earn competitive total cash compensation through a combination of salary and annual incentive payments.

Long-Term Incentives:	Long-term incentives should be paid in restricted shares and performance shares in order to align the interests of our executive officers with those of our stockholders. While a portion could be subject to time-based vesting in order to promote retention, for the most senior officers, a significant portion should be performance share grants that would not vest unless the Company met specified performance goals and would vest at above-target levels in the case of superior Company performance. In particular, the vesting criteria for the performance share grants should have significant upside potential tied to the ability of our senior officers to successfully manage our existing asset base and invest in new assets to generate returns in excess of capital.
At its July, 2005 meeting, based on the philosophy outlined above, the Compensation Committee recommended and our Board approved our 2006 executive compensation program, which remains in effect. In implementing the compensation program for 2006, the Compensation Committee reviewed studies conducted by Towers Perrin which compared our compensation to that of companies that are similar to us in revenue, market capitalization or industry profile. For 2006, the survey comparison group, which included approximately 400 companies, was a combination of “general industry” and “chemical industry” companies. The comparison group was adjusted to focus on companies with revenue similar to Terra’s. For 2007, in addition to the comparison group, we also included data on the compensation paid to the chief executive officers, chief financial officers and chief legal officers of virtually all the companies included in the Performance Chart that appears on page 60.
III. 2006 Executive Compensation Program
Our Compensation Committee developed a 2006 executive compensation program which provided for the following:
A. Base Salaries
For 2006, our executive officers received base salaries at approximately the 25th percentile of the comparison group of companies. The Compensation Committee determined that base salaries should be targeted around that level in order to control ongoing costs in light of the volatile nature of the nitrogen products industry. The Compensation Committee also took into account internal equity considerations when setting base salary levels. The Summary Compensation Table below details the annual base salaries paid in 2006 to each of our named executive officers. Base salary increases for our named executive officers were implemented in 2006 in order to allow base salary levels to remain around the 25th percentile of companies in the comparison group.
B. Annual Incentive Compensation
Our annual incentive program for officers and key employees provides for cash incentive awards to be paid from an overall pool of available funds. In 2006, each participant in our annual incentive program had the opportunity to earn a target annual incentive award ranging from 15% to 60% of the participant’s base salary, with the exception of Mr. Bennett, whose target was 115% of base salary. The narrative following the Summary Compensation Table and Grant of Plan-Based Awards Table on page 24 sets forth the 2006 target award amount for each of our named executive officers. The aggregate amount of the incentive pool was targeted at $2.4 million, which is the sum of the target annual incentive awards for each participant in the program. Of the total target incentive pool, approximately $1.2 million was attributable to the aggregate target annual incentive awards for our named executive officers. The actual size of the incentive pool was based on Company performance and, in general, the pool would have been funded only if the Company met certain performance thresholds based on net income. However, our Board retains the discretion to make funds available for annual incentive awards to reward exceptional individual performance even if threshold performance measures are not met.
During the first quarter of 2006, the Compensation Committee approved the 2006 target annual incentive awards for each of our executive officers and the performance goals that would determine the level of funding of the incentive pool based on a review of the 2006 budget and the income required to generate an acceptable return on capital, with the objective of providing our executive officers with the opportunity to earn a level of payout under the 2006 incentive program that would allow total target cash compensation to be at approximately the 50th percentile for the comparison group of companies, should the performance goals be met.
For 2006, Terra was required to achieve a threshold level of at least $30 million in net income in order for the incentive pool to be funded. An amount equal to 50% of the target incentive pool would have been funded if Terra had achieved $30 million in net income, plus an additional 1% of the target amount would have been funded for each additional $0.5 million in net income, up to a maximum amount equal to 200% of the target amount. Under this formula, if Terra had achieved $55 million in net income, the incentive pool would have been funded at 100% of the target amount, and at $105 million in net income, the incentive pool would have been funded at the maximum level of 200% of the target amount. The Compensation Committee determined that $55 million in net income was an appropriate target for 100% funding of the incentive pool given the Company’s profit plan and invested capital at the beginning of the year.
The calculation of net income for purposes of this program may exclude one-time effects of major capital decisions and other unusual items, such as gains/losses on early retirement of debt, gains/losses on sales of significant assets, impairment losses and revisions to income tax reserves, as well as other items at the discretion of the Compensation Committee. For 2006, there were no exceptional exclusions from the calculation of net income.
Individual performance rating is also factored into each participant’s final annual incentive award, which may be greater or less than the portion of the incentive pool that would otherwise have been allocated to the participant based on the participant’s target annual incentive award. At the end of each year, Mr. Bennett determines for each participant other than himself the extent to which such participant’s individual goals have been achieved. Our Board evaluates Mr. Bennett’s performance at the end of each year and determines the extent to which he has met his performance goals. Based on this review, each participant is assigned a level of individual achievement that will then determine the extent to which that individual becomes entitled to payment of a portion of the incentive pool.
In 2006, Terra’s net income was $4.2 million, and therefore, the incentive pool was not funded. Accordingly, none of our executive officers received an annual incentive award for 2006. In the case of the named executive officers, this result is reflected in the Summary Compensation Table at page 22 below.

C. Long-Term Incentives
In 2002, our stockholders authorized 3.5 million shares for issuance under the Terra Industries Inc. Stock Incentive Plan of 2002, which we refer to as the 2002 Plan. The 2002 Plan allows the Company to grant stock options, stock appreciation rights (SARs), restricted shares, performance shares, phantom shares, performance units, and cash awards. The Compensation Committee has discretion to choose any combination of awards that it considers to be most effective.
In accordance with the philosophy of tying long-term incentive awards to Company performance, the Compensation Committee has designed our long-term incentive program to accomplish the following objectives: (1) reward achievement of return on capital employed targets on a cumulative basis over a three-year period; (2) provide more substantial incentives for achieving returns above the cost of capital; and (3) assist with attraction and retention of executives. Together with base salary and annual cash incentive awards, long-term incentive awards are intended to provide the opportunity for our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met.
2006 Long-Term Incentive Grants
Each year, the Compensation Committee sets an annual target award for each executive officer who participates in our long-term incentive plan. For 2006, in the case of executive officers other than Mr. Bennett, target grants ranged from 100% to 140% of annual base salary. Mr. Bennett’s target grant was set at 300% of his annual base salary. The Compensation Committee determined that these target levels were appropriate for 2006 based on market data with respect to the comparison group of companies and the objective of setting total compensation to allow our executive officers to achieve total compensation at approximately the 50th percentile if target levels of performance are met. The value of the target long-term incentive awards for 2006 for each of the named executive officers is set forth in the narrative following the Summary Compensation Table on page 22.
The Compensation Committee determined that in the case of executive officers other than Mr. Bennett, 50% of the value of the 2006 long-term incentive grant should be subject to time-based vesting criteria to ensure executive retention during a period of financial downturn, while the remaining 50% should be performance share grants linked to the financial performance of the Company. Mr. Kalafut only received the performance share portion of his grant for 2006, because at the time restricted shares were granted, his retirement was already anticipated. The Compensation Committee determined that the majority of the value of Mr. Bennett’s grant should be subject to performance-based vesting criteria in order to reflect that Mr. Bennett has additional responsibilities and a greater ability to influence Company performance, and therefore, his award should have more upside and downside potential than the awards granted to our other executive officers. As such, Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants.
The performance share grants for 2006 were approved by the Compensation Committee on February 14, 2006 and were made on February 17, 2006, and the restricted share grants for 2006 were approved by the Compensation Committee on July 25, 2006 and were made August 1, 2006. In all cases, the number of shares subject to the grant was calculated by dividing the target dollar value of the award by the average of the Company’s closing stock price during the twenty trading days prior to the date that the awards were approved by the Compensation Committee. The average stock price was rounded to the nearest fifty cents, and the target number of shares was rounded to the nearest 100 shares, except that in the case of awards granted to Mr. Bennett, the target number of shares was rounded to the nearest 1,000 shares.
In accordance with applicable disclosure rules, the Summary Compensation Table reflects the amounts recognized by the Company as an accounting expense for 2006 in connection with restricted shares and performance share awards granted in 2006 and in prior years. These values were not, however, considered by the Company or the Compensation Committee when determining the long-term incentive award grants for 2006. Instead, the Compensation Committee considered the fair market value of the shares on the grant date of these awards and, in the case of performance share awards, the value of potential payouts based on achievement of the performance targets described below. The full grant date fair market values are set forth in the Grants of Plan-Based Awards Table on page 24.
The restricted shares are subject to cliff vesting with 100% of the award vesting on the third anniversary of the grant date, assuming that the participant is still employed by the Company. Except in the case of death, total disability or other special circumstances identified by the Compensation Committee, the restricted shares will be forfeited if employment terminates for any reason prior to vesting, except that vesting will accelerate in full in the event of a change in control of the Company. In the event of termination of employment due to death, the vesting of restricted shares will accelerate in full. In the event of termination due to total disability, restricted shares will continue to vest following termination.
Performance share grants are also subject to 100% cliff vesting on the third anniversary of the grant date, based on achievement of performance goals and assuming that the participant is still employed by the Company. Upon vesting of a performance share grant, the holder will be entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of performance goals.
For purposes of the 2006 performance share grants, the number of shares that will be paid will depend on Terra’s annualized average return on capital employed (ROCE) over the three-year performance period. ROCE is defined as average annual income from operations reduced by 35% for normal income tax expense divided by average capital employed. Average capital employed means common and preferred stockholders’ equity plus short and long-term debt, deferred income taxes and minority interest, less cash. The Company uses ROCE as its performance metric because ROCE is a critical indicator of good operating and investment decisions by management, is an important measurement for judging success of the Company’s strategic initiatives, and is a critical metric for investors.
The performance share grant payouts for the 2006 grant cycle (with a performance period ending in 2008) will be determined based on the following measures:
•	If Terra’s annualized average ROCE for the period is less than 4%, no shares will be delivered.

•	If Terra’s annualized average ROCE for the period is between 4% and 9%, 1% of the target number of shares will be paid for each 0.05% by which annualized average ROCE exceeds 4%. Thus, if annualized average ROCE is equal to 9%, 100% of the target number of shares will be delivered.

•	If Terra’s annualized average ROCE for the period exceeds 9%, an additional 1% of the target number of shares will be paid for each 0.025% by which annualized average ROCE exceeds 9%, up to a maximum of 200% of the target number of shares.
These ROCE performance targets were determined based on calculations of the Company’s historic ROCE, as well as projected ROCE, and the Company’s goals for future performance. Actual ROCE was approximately 7.3% for 2005 and 4.9% for 2006.
The calculation of income from operations for purposes of this program may exclude one-time effects of major capital decisions and other unusual items, such as gains/losses on sales of significant assets and impairment losses, as well as other items at the discretion of the Compensation Committee. For 2005 and 2006, there were no exceptional exclusions.
Except in the case of death, total disability or other special circumstances identified by the Compensation Committee, the performance share grants will be forfeited if employment terminates for any reason prior to vesting, except that in the event of a change in control of the Company, vesting of the performance share awards will immediately accelerate and the holder will be entitled to the greater of the target number of shares subject to the award and a number based on actual Company performance prior to the change in control. In the event of termination of employment due to death, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability, performance shares will continue to vest following termination based on achievement of performance goals.
Pre-2006 Long-Term Incentive Grants
Time-based restricted shares granted in 2003 became vested in 2006. Time-based restricted shares granted in 2004 and 2005 remained unvested in 2006. Restricted shares granted in 2004 will vest in 2007, and restricted shares granted in 2005 will vest in 2008. The Company utilized performance share grants for the first time in 2005. These grants, which were made on July 29, 2005, are subject to a three-year performance period beginning on January 1, 2005. The vesting date for these grants is December 31, 2007. At December 31, 2006, the annualized average ROCE for the 2005-2007 performance period was 5.9%. If it remains at that level until December 31, 2007, payment under the performance shares grants would be made at 39% of the target number of shares subject to the grants.
Proposed Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan
In order for the Company to have sufficient shares to make future long-term incentive awards, our Board has adopted, subject to the approval of our stockholders, the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan, which we refer to as the 2007 Plan. Like the 2002 Plan, if adopted, the 2007 Plan would provide for the grant of awards with respect to 3.5 million shares in the form of stock options, SARs, restricted shares, performance shares, phantom shares, performance units, and cash awards. A description of the 2007 Plan is set forth under the heading “Proposal for the Approval of the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan” beginning at page 53.
D. Severance
Employment Severance Agreements
In order to promote additional stability and ensure retention at the senior executive level, on October 5, 2006, the Company entered into employment severance agreements with each of our executive officers. The executive officers were previously parties to executive retention agreements with the Company, which provided for severance and other benefits in the event of a termination of employment following a change in control of the Company. The new employment severance agreements supersede and replace the executive retention agreements and provide for severance and other benefits in the event of a qualifying termination of employment under circumstances that are both related to and unrelated to a change in control. The decision of the Compensation Committee and the Board to enter into new employment severance agreements was based in part on their desire to establish uniform severance arrangements for officers that leave the Company and provide change in control protections that reflect current market practices.
In entering into the agreements, the Company recognized the importance of providing the executive officers with reasonable protection against the risks of termination of employment in both the change in control and non-change in control contexts. The Compensation Committee further recognized that in the event of a potential change in control of the Company, there could be a substantial delay between the announcement and the closing of the transaction, during which time it would be essential for senior executives to remain focused and avoid the distractions that often result from the uncertainty of a potential change in control. Accordingly, the Compensation Committee determined that the executive officers should be entitled to an enhanced severance benefit if employment were terminated during the two-year period following a change in control.
The Compensation Committee determined payout levels under the employment severance agreements based on information that Towers Perrin provided regarding current market practices relating to executive severance. All employment severance agreements with our executive officers are identical except that Mr. Bennett’s agreement provides for an initial term of five years rather than three, and the approval of three-quarters of our Board is required in order to terminate Mr. Bennett for “cause”. Our Compensation Committee considered these distinctions appropriate in order to reflect Mr. Bennett’s unique role within our Company. For a description of the material terms of the agreements with each of our named executive officers, see the narrative following the Summary Compensation Table beginning on page 22. For a description and quantification of the payments and benefits that may be provided to the named executive officers under the agreements, see “Other Post-Employment Benefits” beginning on page 38.
No payments pursuant to the employment severance agreements (other than gross-up payments in respect of taxes that are triggered by Section 280G of the Internal Revenue Code) will be made unless the employment of the covered executive has been terminated without “cause” or for “good reason” and the executive has signed a release of claims in favor of the Company. Prior to a change in control, the events that could give rise to “good reason” are very limited in order to preserve the Company’s flexibility to make changes to its business. Following a change in control, the definition of “good reason” is much broader in order to provide the executive officers with additional certainty and protection.
Named Executive Officer Retired During 2006
On October 6, 2006, Mr. Kalafut, who was our Vice President, General Counsel and Corporate Secretary, retired from the Company. For purposes of his employment severance agreement, Mr. Kalafut’s retirement was treated as a termination without “cause” and therefore, Mr. Kalafut became entitled to severance and other separation benefits pursuant to his employment severance agreement, including a lump-sum cash payment equal 1.5 times the sum of his annual base salary at termination and his target annual incentive award for 2006 (which amount will be paid on the six-month anniversary of his termination) and continued health and welfare benefits for a period of two years following termination. In addition, Mr. Kalafut agreed to amend his employment severance agreement to provide that, in order to ensure a smooth transition to a new General Counsel, he would provide up to 50 days of consulting services to the Company during the one-year period following termination. In consideration for agreeing to provide these services, Mr. Kalafut became entitled to an amount equal to one-half of his annual base salary at the time of termination, in addition to the payments and other benefits provided for in his employment severance agreement.
E. Defined Benefit Pension Plans
The Company maintains the Terra Industries Inc. Employees’ Retirement Plan, which is a tax-qualified defined benefit pension plan maintained for the benefit of all U.S. employees hired before July 1, 2003, including each of our named executive officers, other than Mr. Thompson, who was a participant in the Terra Nitrogen (UK) Ltd. Pension Scheme prior to the date on which it was frozen. Benefits under the plan are based on an employee’s pay during the highest 60 consecutive months of pensionable service.

On January 1, 1992, the Company adopted a nonqualified excess benefit pension plan, which we refer to as the SERP. The Compensation Committee and the Board established the SERP so that certain management and highly compensated employees would not be ineligible for the benefits that would have been provided to them under the Company’s tax-qualified defined benefit pension plan but for the limits imposed by the Internal Revenue Code and the Employee Retirement Income Security Act. The SERP is an unfunded plan. Participants in the SERP have the status of unsecured creditors of the Company. As of December 31, 2006, the only named executive officers who had accrued benefits under the SERP were Messrs. Bennett, Meyer, Giesler and Sanders.
Mr. Thompson participates in the Terra Nitrogen (UK) Ltd. Pension Scheme, which is a pension plan maintained for the benefit of employees in the United Kingdom. On June 30, 2003, the defined benefit portion of the plan was frozen with respect to all future accruals, and all pension benefits under the plan began to accrue on a defined contribution plan basis.
For a description of the benefits accrued by each of our named executive officers under our defined benefit pension plans as of December 31, 2006, see the Pension Benefits table on page 33.
F. Defined Contribution Plans
The Company maintains a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including our named executive officers. The 401(k) plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis. The Company also provides for a Company matching contribution as well as a direct Company contribution in the case of employees who are not eligible to participate in the Terra Industries Inc. Employees’ Retirement Plan. The amount of the Company’s 2006 contribution to the 401(k) on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.
The Company established a nonqualified Supplemental Deferred Compensation Plan on December 20, 1993. Due to the substantial restrictions imposed by Section 409A of the Internal Revenue Code, which was adopted pursuant to the American Jobs Creation Act of 2004, on December 31, 2004, the Company froze the plan with respect to future deferrals. In general, the plan allowed participants to defer certain portions of annual base salary and annual cash incentive awards and to determine how to invest amounts deferred pursuant to the plan. The plan is unfunded. Participants in the plan have the status of unsecured creditors of the Company. As of December 31, 2006, the only named executive officers with an outstanding balance in the plan were Messrs. Giesler and Sanders.
G. Employee Welfare and Fringe Benefit Plans
Our named executive officers are eligible to participate in the Company’s welfare and fringe benefit plans on the same basis as all other full-time Company employees. These benefits include the Company’s medical, dental and vision plans, life insurance, short-term and long-term disability plans, business travel accident insurance, tuition reimbursement, healthcare spending accounts, and dependent care spending accounts. In addition, due to limitations on the level of base salary covered by the Company’s primary long-term disability policy and in order to provide executive officers with long-term disability coverage equal to 60% of base salary (which is the rate of coverage provided to all U.S. employees), the Company maintains supplemental long-term disability policies.
H. Perquisites
The named executive officers are provided Company-paid memberships in a local country club of their choice. Any costs associated with this perquisite (including taxes) are covered by the Company. This perquisite is provided in order to allow the executives to entertain business associates of the Company, such as partners in joint ventures, customers and suppliers. The named executive officers are also permitted to use the club amenities for personal and family activities.
IV. Other Matters
A. Stock Ownership/Retention Guidelines
The Compensation Committee reviewed market data assembled by Towers Perrin to arrive at a recommendation with respect to stock ownership by executive officers of the Company. Effective August 1, 2005, the Board implemented Share Ownership/Retention Guidelines. The purpose of the guidelines is to encourage our executive officers to own and retain Company shares, thereby aligning their interests with those of Terra’s other stockholders. Although these guidelines are not mandatory, executive officers are strongly encouraged to follow them. However, special circumstances may require an executive officer to depart from the guidelines on occasion. The Board encourages executive officers to exceed the guidelines over time. In general, the guidelines provide for ownership as a multiple of annual base salary, with higher-level executives expected to maintain stock ownership at a higher multiple of base salary. Current ownership guidelines are as follows:

Chief Executive Officer	4 times annual base salary
Senior Vice Presidents	3 times annual base salary
Vice Presidents	1 times annual base salary
Fifty percent of unvested restricted shares will count toward the ownership guidelines prior to vesting. After satisfying the ownership guidelines described above, the executive officers are asked to hold an additional 50% of any shares awarded to them under our long-term incentive programs (including restricted shares and performance share grants) for a minimum of 12 months following vesting.
As of December 31, 2006, both Mr. Bennett’s share ownership and Mr. Meyer’s share ownership exceeded seven times their respective annual base salaries. The other named executive officers also exceeded their respective guideline multiples as of December 31, 2006.
B. Indemnity Agreements
Terra’s charter and bylaws provide indemnification for its officers and directors to the maximum extent permitted by law. In general, the Company will pay the costs of legal defense, settlements or judgments on behalf of the officer or director relating to actions taken in the course of employment or service with Terra, as long as conduct meets applicable standards. Effective July 27, 2006, Terra entered into Indemnity Agreements with the executive officers and directors, including the named executive officers. The agreements provide the maximum indemnity available under Maryland General Corporate Law, which is substantially the same as that provided under our charter and bylaws, and provide for certain procedural requirements in order to obtain indemnification, the timing of required determinations, indemnification payments, advancement of expenses, and the rights of officers and directors in the event the Company fails to provide indemnification or to advance expenses.
C. Role of Executive Officers in Determining Compensation
Executive officers who are directly involved in the executive compensation program include Mr. Bennett and Mr. Ewing, who is our Vice President, Investor Relations and Human Resources. Mr. Bennett is excluded from discussions and decisions regarding his own compensation. Mr. Ewing manages the administrative aspects of the Company’s relationship with its compensation consultant, as well as the calculation and presentation to the Compensation Committee of proposed executive annual salaries, annual cash incentive awards, and long-term incentive awards. Mr. Ewing corresponds frequently both telephonically and via email with Mr. Fraser, the Chairman of our Compensation Committee. Mr. Ewing also communicates frequently with Mr. Bennett in all matters relating to executive compensation, other than those matters that relate to Mr. Bennett’s own compensation. Mr. Ewing also occasionally relies on Mr. Meyer, our Senior Vice President and Chief Financial Officer, to calculate and review the Company’s net income and return on capital employed (ROCE), which are the relevant performance measures under our annual incentive program and our long-term incentive program, respectively. Mr. Huey, Vice President, General Counsel and Corporate Secretary, is engaged with respect to legal and Securities and Exchange Commission (SEC) issues relating to executive compensation, including reporting and disclosure issues.
Pursuant to its charter, the Compensation Committee is required to meet at least twice annually but will meet more frequently to the extent necessary. In 2006, the Compensation Committee met twice. Generally, executive officers who attend the meetings are Mr. Bennett, Mr. Ewing, and Mr. Huey, who acts as secretary of the meeting. After an update and general overview, Mr. Bennett and Mr. Ewing present the recommendations for any changes to compensation of our executive officers, except that no recommendations are made with respect to Mr. Bennett. Final decisions are made by the Compensation Committee in executive session, excluding all members of management. Decisions regarding Mr. Bennett are then communicated by Messrs. Slack and Fraser to Mr. Bennett and subsequently to Mr. Ewing. Mr. Ewing is responsible for implementing all approved changes. Decisions regarding the other executive officers are communicated by Mr. Bennett to Mr. Ewing.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement on Schedule 14A.
Members of the Compensation Committee
of the Board of Directors

Dod A. Fraser, Chairman
David E. Fisher
Peter S. Janson
Dennis McGlone
Executive Compensation
SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of each of our named executive officers for the fiscal year ended December 31, 2006. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below. In addition, one additional officer whose employment ended in 2006 is included because his compensation for 2006 exceeded that of other named executive officers.

							Change in
							Pension Value
							& Non-
						Non-Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
M. Bennett, President & CEO	2006	$492,308	$—	$1,147,153	$—	$—	$80,572	$22,421	$1,742,453

F. Meyer, SVP & CFO	2006	$332,615	$—	$432,857	$—	$—	$34,424	$26,733	$826,630

J. Giesler, SVP Commercial Operations	2006	$222,615	$—	$295,988	$—	$—	$31,718	$24,248	$574,570

R. Sanders, VP Manufacturing	2006	$197,692	$—	$233,094	$—	$—	$20,077	$23,540	$474,403

P. Thompson, VP Sales & Marketing	2006	$216,769	$—	$243,673	$—	$—	$67,169	$25,940	$553,551

M. Kalafut, Former VP, General Counsel & Corporate Secretary	2006	$170,654	$—	$148,844	$—	$—	$17,382	$676,637	$1,013,517

(1)	Salary for Mr. Kalafut is amount paid through retirement date.

(2)	Represents the compensation costs of equity grants for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the named executive officer. See the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for equity grants is spread over the number of months of service required for the grant to become non-forfeitable. For additional information about stock-based grants made in 2006, see the Grants of Plan-Based Awards table and accompanying footnotes and narrative.

(3)	No annual incentives were earned for 2006 as performance did not meet or exceed threshold performance levels under the annual incentive plan. The only non-equity based incentive plan Terra uses for its executive officers is the annual incentive plan.

(4)	In the case of each of our named executive officers other than Mr. Thompson, amounts shown are solely an estimate of the increase for 2006 in the actuarial present value of the named executive officer’s age 65 accrued benefit under the Terra Industries Inc. Employees’ Retirement Plan (“Retirement Plan”) and, in the case of Messrs. Bennett, Meyer, Giesler and Sanders, under the Terra Industries Inc. Excess Benefit Plan (“SERP”). No amount is payable under these plans before a participant attains age 55. In the case of Mr. Thompson, the amount shown is an estimate of the increase for 2006 in the actuarial present value of his age 62 accrued benefit under the Terra Nitrogen (UK) Ltd. Pension Scheme (“UK Plan”). This value was determined using an exchange rate of £1 =$1.96. As of December 31, 2006, no amount was payable under this plan before a participant attained age 51. Assumptions use to calculate the actuarial present value of the accrued benefits of the named executive officers are further described under Pension Benefits Table Narrative on page 33. The Change in Pension Value and Non-qualified Deferred Compensation Earnings Column also reports the amount of above market earnings on compensation that is deferred outside of tax-qualified plans. No amount is reported because above market rates are not permitted under the Supplemental Deferred Compensation Plan.

(5)	See “All Other Compensation” disclosure for details.

ALL OTHER COMPENSATION TABLE
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Registrant
		Payments /	Contributions
	Perquisites & Other	Accruals on	to Defined		Tax
	Personal	Termination	Contribution	Insurance	Reimbursements
Name	Benefits(1)	Plans(2)	Plans(3)	Premiums(4)	(5)	Total
M. Bennett, President & CEO	$5,377	$—	$11,746	$1,221	$4,077	$22,421

F. Meyer, SVP & CFO	$5,557	$—	$16,442	$780	$3,954	$26,733

J. Giesler, SVP Commercial Operations	$5,404	$—	$15,142	$311	$3,391	$24,248

R. Sanders, VP Manufacturing	$6,468	$—	$13,191	$266	$3,615	$23,540

P. Thompson, VP Sales & Marketing	$5,684	$—	$17,714	$460	$2,082	$25,940

M. Kalafut, Former VP, General Counsel & Corporate Secretary	$4,620	$654,423	$13,619	$371	$3,604	$676,637

(1)	Amounts include only country club dues for each executive.

(2)	In accordance with the amended employment severance agreement with Mr. Kalafut, Terra will make a lump-sum cash severance payment to Mr. Kalafut on April 6, 2007, six months after his retirement. The agreement calls for 1.5 times his annual salary plus 1.5 times his target bonus (target was 50% of annual salary) plus one half of his annual salary in consideration for his agreement to provide consulting services. The cited amount includes 12% of his annualized base salary for outplacement counseling ($26,160), and the estimated present value of two years of health and dental continuation ($28,763).

(3)	Includes company contributions to each executive’s 401(k) account.

(4)	Includes group life insurance premiums for coverage in excess of $50,000.

(5)	Includes tax gross-ups paid by the company in 2006 on perquisites and other benefits from 2005. These gross-ups are based only on taxes from company payment of country club dues.

GRANTS OF PLAN-BASED AWARDS IN 2006
The following table provides information on restricted shares and performance share awards granted in 2006 to each of our named executive officers. The amount of these awards that was expensed in 2006 is shown in the Summary Compensation Table on page 22.

									All Other
									Stock	All Other
									Awards:	Option	Exercise
									Number	Awards:	or Base		Grant Date
									of Shares	Number of	Price of		Fair Value
			Estimated Future Payouts Under						of Stock	Securities	Option	Market	of Stock &
			Non-Equity Incentive Plan			Estimated Future Payouts Under			or Units	Underlying	Awards	Price on	Option
			Awards(3)			Equity Incentive Plan Awards(4)			(#)(5)	Options (#)	($ / Sh)	Grant Date	Awards(6)
	Grant	Date of	Threshold	Target	Maximum	Threshold	Target
Name	Date(1)	Action(2)	($)	($)	($)	(#)	(#)	Maximum (#)
M. Bennett, President & CEO	01-Aug-06	25-Jul-06							77,000	—	NA	$7.04	$542,080
	17-Feb-06	14-Feb-06				—	154,000	308,000				$6.39	$984,060
	14-Feb-06	—	287,500	575,000	1,150,000								NA

F. Meyer, SVP & CFO	01-Aug-06	25-Jul-06							32,100	—	NA	$7.04	$225,984
	17-Feb-06	14-Feb-06				—	32,100	64,200				$6.39	$205,119
	14-Feb-06	—	100,200	200,400	400,800								NA

J. Giesler, SVP Commercial Operations	01-Aug-06	25-Jul-06							24,100	—	NA	$7.04	$169,664
	17-Feb-06	14-Feb-06				—	24,100	48,200				$6.39	$153,999
	14-Feb-06	—	67,200	134,400	268,800								NA

R. Sanders, VP Manufacturing	01-Aug-06	25-Jul-06							20,000	—	NA	$7.04	$140,800
	17-Feb-06	14-Feb-06				—	20,000	40,000				$6.39	$127,800
	14-Feb-06	—	50,000	100,000	200,000								NA

P. Thompson, VP Sales & Marketing	01-Aug-06	25-Jul-06							20,100	—	NA	$7.04	$141,504
	17-Feb-06	14-Feb-06				—	20,100	40,200				$6.39	$128,439
	14-Feb-06	—	54,500	109,000	218,000								NA

M. Kalafut, Former VP, General Counsel & Corporate Secretary	01-Aug-06	25-Jul-06							—	—	NA		$—
	17-Feb-06	14-Feb-06				—	20,000	40,000				$6.39	$127,800
	14-Feb-06	—	54,500	109,000	218,000								NA

(1)	Reflects the date grants were actually made.

(2)	Reflects the date grants were approved by the Compensation Committee.

(3)	Reflects grants made under Terra’s annual incentive plan. Actual payouts under this plan are based on performance versus financial targets over the corresponding fiscal year and individual performance. Cash payouts are made after completion of the one-year performance period. Threshold awards are 50% of target and maximum awards are 200% of target. Actual awards earned under this plan were $0 for 2006 for each named executive. The grant to Mr. Kalafut was forfeited upon retirement.

(4)	Reflects grants of performance shares made under Terra’s long-term incentive performance plan. Actual payouts under this plan are based on performance versus financial targets over a three-year period and depend on actual performance versus targets over the performance period, except that in the event of a change in control, performance shares will be paid out immediately at the higher of target or actual performance level for the quarters completed prior to the change in control. Threshold award is zero shares, and maximum award is 200% of targeted shares. The grant to Mr. Kalafut was forfeited upon his retirement.

(6)	Amounts reflect target payouts for the performance share grants.
The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis.

Employment Severance Agreements
Background
On October 5, 2006, the Company entered into an employment severance agreement with each of our named executive officers. The named executive officers were previously parties to executive retention agreements with the Company, which provided for severance and other benefits in the event of a termination of employment following a change in control. The new employment severance agreements supersede and replace the executive retention agreements and provide for severance and other benefits in the event of a termination of employment under circumstances that are both related to and unrelated to a change in control.
Term
Each employment severance agreement has a three-year term, with the exception of the agreement with Mr. Bennett, which has a five-year term. The term may be extended for additional one-year periods in the Board’s sole discretion. The employment severance agreements may not be terminated during the two-year period following a change in control of the Company without the executive’s consent.
Severance and Post-Termination Benefits
The employment severance agreements provide that the executives will be entitled to certain compensation and benefits upon a qualifying termination of employment. The extent and nature of the compensation and benefits are identified and quantified in the disclosure entitled “Post-Employment Payments”, which appears on page 38 of this proxy statement.
Excise Tax Gross-Up
The employment severance agreements provide that the executives will be entitled to a gross-up payment to make the executives whole for any excise taxes imposed as a result of Section 280G of the Internal Revenue Code. Entitlement to a gross-up payment is not contingent on an executive’s termination of employment. The estimated amount of the excise tax gross-up for each named executive officer is quantified in the disclosure entitled “Post-Employment Payments”, which appears on page 38 of this proxy statement.
Restrictive Covenants
The employment severance agreements contain restrictive covenants that apply following termination of a named executive officer’s employment with the Company and are described in the disclosure entitled “Post-Employment Payments”, which appears on page 38 of this proxy statement.
Amendment to Mr. Kalafut’s Employment Severance Agreement
On October 6, 2006, Mr. Kalafut retired from the Company. For purposes of his employment severance agreement, Mr. Kalafut’s retirement was treated as a termination without “cause” and therefore, Mr. Kalafut became entitled to severance and other separation benefits pursuant to his employment severance agreement, as described under the disclosure entitled “Post-Employment Payments” which appears on page 38 of this proxy statement. In addition, Mr. Kalafut agreed to amend his employment severance agreement to provide that, in order to ensure a smooth transition to a new General Counsel, he would provide up to 50 days of consulting services to the Company during the one-year period following termination. In consideration for agreeing to provide these services, Mr. Kalafut became entitled to an amount equal to one-half of his annual base salary at the time of termination, in addition to the payments and other benefits provided for in his employment severance agreement. The amount of these payments and benefits is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table. The cash payments will be made to him on April 6, 2007, which is the six-month anniversary of the date his employment terminated.
Annual Incentive Compensation
2006 Officer and Key Employee Incentive Plan
The Company maintains an annual incentive program in which our officers and other key employees selected by Mr. Bennett are entitled to participate. As described in the Compensation Discussion and Analysis, the annual incentive program provides participants, including the named executive officers, the opportunity to earn annual cash incentive awards based upon the achievement of certain performance goals. Awards are paid from a pool established by the Compensation Committee. Funding of the pool for 2006 was based on performance targets relating to net income. A description of performance target levels and corresponding funding levels is set forth in the Compensation Discussion and Analysis.
Each named executive officer’s threshold, target and maximum incentive award amounts are disclosed in the Grants of Plan-Based Awards table. Annual incentive payments may be increased or decreased based on individual performance. Payment of an annual incentive award is made as soon as practicable following the Company’s determination whether and to what extent performance goals have been satisfied, subject to approval by the Compensation Committee. Generally, in order to be entitled to receive an annual incentive award payment, an employee must be employed during the applicable fiscal year and until the date of payment.
For 2006, our Compensation Committee set the following target annual incentive award amounts for the named executive officers:
•	Mr. Bennett’s target annual incentive award was equal to 115% of base salary;

•	The target annual incentive award for Messrs. Meyer and Giesler was equal to 60% of base salary; and

•	The target annual incentive award for Messrs. Thompson, Sanders and Kalafut was equal to 50% of base salary.
In 2006, the Company did not achieve the threshold level of performance under the annual incentive program, and therefore, the incentive pool was not funded. Accordingly, none of our executive officers received an annual incentive award for 2006. This result is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Long-Term Incentive Awards
The Company maintains the Terra Industries Inc. Stock Incentive Plan of 2002, which we refer to as the 2002 Plan, under which the Compensation Committee may grant to the named executive officers, as well as other eligible employees, stock options, stock appreciation rights, restricted shares, performance shares and other forms of stock-based compensation.
2006 Long-Term Incentive Grants
For 2006, the Compensation Committee decided to grant each of our named executive officers (other than Mr. Kalafut) an award based on a combination of restricted shares and performance shares. Each named executive officer’s target grant was determined as a percentage of base salary. For 2006, our

Compensation Committee set the following target long-term incentive award values for the named executive officers:
▪	Mr. Bennett’s target long-term incentive award was equal to 300% of base salary;

▪	Mr. Giesler’s target long-term incentive award was equal to 140% of base salary;

▪	Mr. Sanders’ target long-term incentive award was equal to 130% of base salary;

▪	Mr. Meyer’s target long-term incentive award was equal to 125% of base salary; and

▪	The target long-term incentive award for Messrs. Thompson and Kalafut was equal to 120% of base salary.
With the exception of Mr. Bennett, all executive officers were expected to receive one half of their grants in the form of restricted shares and the other half in the form of performance share grants. Mr. Kalafut only received the performance share portion of his grant for 2006, because at the time that restricted shares were granted, his retirement was already anticipated. Mr. Bennett received one-third of his grant in restricted shares and two-thirds in performance share grants. In all cases, the number of shares subject to the grant was calculated by dividing the target dollar value of the award by the average of the Company’s closing stock price during the twenty trading days prior to the date that the awards were approved by the Compensation Committee. The average stock price was rounded to the nearest fifty cents, and the target number of shares was rounded to the nearest 100 shares, except that in the case of awards granted to Mr. Bennett, the target number of shares was rounded to the nearest 1,000 shares.
The number of shares of Company common stock subject to each grant and the grant date fair value of these awards is reflected in the Grants of Plan-Based Awards table. The accounting cost associated with outstanding equity grants is reflected in the Summary Compensation Table.
▪	Restricted share grants. The Company granted restricted shares to each of our named executive officers, other than Mr. Kalafut, on August 1, 2006. The principal terms and conditions of these grants are described below.
–	Vesting. Each restricted share grant is subject to cliff vesting with respect to 100% of the restricted shares subject to the award on the third anniversary of the grant date. However, in the event of a change in control of the Company (within the meaning of the restricted share award agreements) or termination of employment due to death, all restricted shares will become immediately vested. In the event of termination of employment due to total disability, restricted shares will continue to vest following termination. The Compensation Committee has the authority to extend or accelerate the vesting period at any time, in its discretion.

–	Forfeiture. Upon an executive’s termination of employment for any reason other than death, total disability or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested restricted shares held by the executive will be immediately forfeited and terminated.

–	Voting and Dividend Rights. Holders of restricted shares are entitled to all rights of a stockholder of the Company, including the right to vote and receive dividends with respect to the restricted shares. However, if any distribution is made to stockholders of the Company other than a cash dividend, then any securities or other property received by other stockholders will be subject to the same restrictions applicable to the restricted shares.

▪	Performance share grants. The Company granted performance shares to each of our named executive officers on February 17, 2006. The principal terms and conditions of these grants are described below.
–	Vesting. Each performance share grant is subject to cliff vesting with respect to all shares subject to the award on the third anniversary of the grant date, based on achievement of the performance goals, as described in the Compensation Discussion and Analysis. Upon vesting, a holder will become entitled to receive a number of shares ranging from 0% to 200% of the target number of shares subject to the award, based on achievement of performance goals. In the event of a change in control of the Company (within the meaning of the performance share award agreements), vesting of performance share awards will immediately accelerate and the holder will be entitled to the greater of the target number of shares subject to the award and a number based on actual Company performance prior to the change in control. In the event of termination of employment due to death, the holder will become entitled to a number of performance shares based on actual performance prior to death. In the event of termination of employment due to total disability, performance shares will continue to vest following termination based on achievement of performance goals. In special circumstances, as determined by the Compensation Committee, the Compensation Committee may extend the period for earning all or a portion of a holder’s performance shares.

–	Forfeiture. Upon an executive’s termination of employment for any reason other than death, total disability or such other circumstances as determined by the Compensation Committee in its sole discretion, any unvested performance shares held by the executive will be immediately forfeited and terminated.
Pre-2006 Long-Term Incentive Grants
In accordance with applicable disclosure rules, the Stock Awards column of the Summary Compensation Table reflects the amounts recognized by the Company as an accounting expense for 2006 in connection with restricted shares and performance share awards granted in 2006 and in prior years. An expense was recognized in 2006 for prior-year awards granted in 2003, 2004 and 2005. The Company granted time-based restricted shares in 2003, 2004 and 2005 on terms and conditions that are substantially the same as the grants made in 2006 and described above. The Company also made performance share grants in 2005. These grants, which were made on July 29, 2005, are subject to a three-year performance period that ends on December 31, 2007.
Retirement Benefits
Defined Benefit Pension Plans
The Company maintains a U.S. tax-qualified defined benefit plan, an excess benefit plan, which we refer to as the SERP, and a U.K. defined benefit plan, each of which covers certain named executive officers. For a description of the material terms of these plans and the present value of each named executive officer’s accumulated benefits under these plans as of December 31, 2006, see the Pension Benefit Table and accompanying disclosure, beginning on page 33.
Defined Contribution Plans

The Company maintains a 401(k) plan, which is a tax-qualified defined contribution plan maintained for the benefit of all U.S. employees, including each of our named executive officers. The 401(k) plan permits employees to contribute a portion of eligible pay to the plan on a pre-tax basis. During 2006, the Company matched 100% of the first 3% of eligible compensation that an employee contributed to the 401(k) plan and 60% of the next 3% of pay contributed. In addition, in the case of employees hired after June 30, 2003 and who are therefore ineligible to participate in the U.S. tax-qualified defined benefit plan, the Company made an additional non-elective contribution for 2006 equal to 3.2% of eligible compensation. The amount of the Company’s 2006 contribution to the 401(k) on behalf of each of our named executive officers is set forth in the explanation of the All Other Compensation column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
Option Awards
The following table provides information on the holdings of stock option and stock awards by each of our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan Awards:
			Equity Incentive						Incentive Plan		Market or
			Plan Awards:						Awards:		Payout Value
	Number of	Number of	Number of						Number of		of Unearned
	Securities	Securities	Securities			Number of		Market Value	Unearned		Shares, Units
	Underlying	Underlying	Underlying			Shares or Units		of Shares or	Shares, Units		or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock That		Units of Stock	or Other Rights		Rights That
	Options (#)	Options (#) Un-	Unearned	Exercise	Option Expiration	Have Not Vested		That Have Not	That Have Not		Have Not
Name	Exercisable	exercisable	Options (#)	Price ($)	Date	(#)		Vested ($)(1)	Vested (#)		Vested ($)(1)
M. Bennett,	136,000	—	—	$3.88	03-Aug-09
President & CEO						80,000	(2)	$958,400
						54,000	(3)	$646,920
						77,000	(4)	$922,460
									49,140	(5)	$588,697
									15,400	(6)	$184,492
F. Meyer,	100,000	—	—	$3.88	03-Aug-09
SVP & CFO						60,000	(2)	$718,800
						32,500	(3)	$389,350
						32,100	(4)	$384,558
									12,675	(5)	$151,847
									3,210	(6)	$38,456
J. Giesler,	3,600	—	—	$12.13	15-Dec-07
SVP Commercial						30,000	(2)	$359,400
Operations						25,000	(3)	$299,500
						24,100	(4)	$288,718
									9,750	(5)	$116,805
									2,410	(6)	$28,872
R. Sanders, VP	3,600	—	—	$12.13	15-Dec-07
Manufacturing						25,000	(2)	$299,500
						18,500	(3)	$221,630
						20,000	(4)	$239,600
									7,215	(5)	$86,436
									2,000	(6)	$23,960
P. Thompson, VP	10,000	—	—	$3.88	17-Sep-09
Sales & Marketing						30,000	(2)	$359,400
						18,500	(3)	$221,630
						20,100	(4)	$240,798
									7,215	(5)	$86,436
									2,010	(6)	$24,080
M. Kalafut, Former	—	—	—	—	—
VP, General						—		—
Counsel									—
& Corporate						80,000	(2)	$958,400
Secretary						54,000	(3)	$646,920
						77,000	(4)	$922,460
See footnotes on following page.

(1)	Based on a year-end closing price of $11.98 per share.

(2)	Restricted shares will time-vest on July 30, 2007 or earlier upon a change-in-control.

(3)	Restricted shares will time-vest on July 30, 2008 or earlier upon a change-in-control.

(4)	Restricted shares will time-vest on August 3, 2009 or earlier upon a change-in-control.

(5)	This performance plan cycle will end December 31, 2007. The actual number of shares paid out subsequent to that time will depend on actual performance versus targets over the performance period, except that in the event of a change in control, performance shares will be paid out immediately at the higher of target or actual performance level for the quarters completed prior to the change in control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested column and the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested column are based on performance through December 31, 2006 (39% of target) for the 2005 performance plan grant.

(6)	This performance plan cycle will end December 31, 2008. The actual number of shares paid out subsequent to that time will depend on actual performance versus targets over the performance period, except that in the event of a change in control, performance shares will be paid out immediately at the higher of target or actual performance level for the quarters completed prior to the change in control. The threshold award is zero; therefore, the number of shares and market value shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested column and the Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested column are based on performance through December 31, 2006 (10% of target) for the 2006 performance plan grant.

OPTION EXERCISES AND STOCK VESTED
The following table provides information, for each of our named executive officers, on the number of restricted shares that became vested in 2006 and the value realized before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired on	Value Realized	Acquired on Vesting	Value Realized
Name	Exercise (#)	on Exercise ($)	(#)(1)	on Vesting ($)(2)
M. Bennett, President & CEO	—	—	100,000	718,000

F. Meyer, SVP & CFO	—	—	60,000	430,800

J. Giesler, SVP Commercial Operations	—	—	35,000	251,300

R. Sanders, VP Manufacturing	—	—	35,000	251,300

P. Thompson, VP Sales & Marketing	—	—	35,000	251,300

M. Kalafut, Former VP, General Counsel & Corporate Secretary	—	—	50,000	359,000

(1)	Reflects time-vesting restricted shares vesting on August 1, 2006. These shares were granted on July 29, 2003.

(2)	Based on the market price at date of vesting of $7.18.

PENSION BENEFITS IN FISCAL YEAR 2006
     The following table sets forth information on the pension benefits for each of our named executive officers as of December 31, 2006.

			Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)
M. Bennett,	Terra Industries Inc.	34	$514,068	$—
President & CEO	Employees’ Retirement
	Plan
	Terra Industries Inc.	34	$577,263	$—
	Excess Benefit Plan
	Terra Industries Inc.	25	$403,643	$—
F. Meyer, SVP &	Employees’ Retirement
CFO	Plan
	Terra Industries Inc.	25	$235,515	$—
	Excess Benefit Plan
J. Giesler, SVP	Terra Industries Inc.	25	$162,917	$—
Commercial	Employees’ Retirement
Operations	Plan
	Terra Industries Inc.	25	$4,401	$—
	Excess Benefit Plan
	Terra Industries Inc.	13	$116,549	$—
R. Sanders, VP	Employees’ Retirement
Manufacturing	Plan
	Terra Industries Inc.	13	$6,048	$—
	Excess Benefit Plan
P. Thompson, VP	Terra Nitrogen (UK)	28	$936,943	$—
Sales & Marketing	Ltd. Pension Scheme
M. Kalafut, Former VP, General	Terra Industries Inc.	18	$248,266	$—
Counsel &	Employees’ Retirement
Corporate Secretary	Plan
	Terra Industries Inc.	18	$—	$—
	Excess Benefit Plan

(1)	Except in the case of Mr. Giesler, credited service is the period of the executive’s actual service with Terra. In the case of Mr. Giesler, credited service commenced on August 1, 1987, which was the date Mr. Giesler became employed by Freeport McMoran Inc. (FMI). FMI owned Agricultural Minerals and Chemicals Inc., which was acquired by Terra. Mr. Giesler’s benefits under the Retirement Plan are offset by benefits under the FMI defined benefit pension plan.

(2)	Actuarial present value for the Retirement Plan and SERP was determined in accordance with the following assumptions:
•	Discount rate equals 5.98%.

•	Postretirement mortality was projected using the RP2000CH table projected to 2013 using Scale AA.

•	Employees are assumed to have elected benefits in the form of a single life annuity.

•	Benefits commence at age 65.
The Actuarial present value for the UK Plan was determined in accordance with the following assumptions:
•	Discount rate equals 7%.

•	The exchange rate for calculating the benefit was £1 =$1.96.

•	Postretirement mortality was projected using the PA92(C=2010) table.

•	Benefits commence at age 62.

The Company maintains a U.S. tax-qualified defined benefit plan (the Terra Industries Inc. Employees’ Retirement Plan or the “Retirement Plan”) for the benefit of all U.S. employees hired before July 1, 2003, including each of our named executive officers, other than Mr. Thompson, who was a participant in the Terra Nitrogen (UK) Ltd. Pension Scheme prior to the date on which it was frozen. The Retirement Plan is closed to employees hired on or after July 1, 2003.
The Company also maintains an excess benefit plan (the “SERP”) and the Terra Nitrogen (UK) Ltd. Pension Scheme (the “UK Plan”), which is a U.K. defined benefit plan. The purpose of the SERP is to restore those benefits that a participant would otherwise lose in the tax-qualified plan due to Internal Revenue Code compensation limits and benefit limits.
On June 30, 2003, the defined benefit portion of the UK Plan was frozen with respect to all future accruals, and all pension benefits under the plan began to accrue on a defined contribution plan basis.
Retirement Plan
Benefit Accrual Formula
The Retirement Plan provides an unreduced single life annuity at age 65 equal to an amount which:
     Multiplies
•	1.55% of the highest 60 month average pensionable compensation by

•	Years of credited service and
     Subtracts
•	0.6% of the highest 60 month average pensionable compensation up to the social security compensation limit multiplied by years of credited service (up to a maximum of 35 years).
Prior to 2004, pensionable compensation included total salary and wages paid to the participant for services rendered in the period considered as service, including bonuses, overtime, commissions and salary deferrals under a Section 401(k) or Section 125 plan. Effective January 1, 2004, bonuses are no longer considered as part of pensionable compensation.
Vesting
An employee hired prior to July 1, 2003 became eligible to participate once he or she had completed a 12 consecutive month period of at least 1,000 hours of service. Benefits under the Retirement Plan cliff vest after five years of service.
Early Retirement
Eligibility for early retirement under the Retirement Plan is age 55 with 5 years of vesting service. For a participant who commences pension benefits directly from active status, the early retirement reductions are 3% per year from age 65, 10% per year from age 60, 8% per year from age 59, 6% per year from age 58 and 5% per year from age 56. All other participants who commence pension benefits prior to age 65 are subject to an actuarial reduction of 6.67% per year from age 65 and 3.33% per year from age 60. As of the date of this proxy statement, none of our named executive officers were eligible for early retirement under the Retirement Plan.
Forms of Benefit

Participants in the Retirement Plan generally can choose among the following optional forms of benefit:
•	Single life annuity

•	50% joint and survivor annuity

•	75% joint and survivor annuity

•	100% joint and survivor annuity

•	10 year or 15 year certain and life annuity

•	Social Security level income benefit.
Each option is provided on an actuarially equivalent basis.
SERP
The Retirement Plan benefits are limited by various constraints by the Internal Revenue Code. The SERP is an unfunded plan maintained to provide benefits to a certain group of management and highly compensated employees. The terms of the SERP, as they relate to our named executive officers, with respect to benefit accrual formula, vesting, early retirement and forms of benefit are the same as the Retirement Plan, except that under the SERP, pensionable compensation is not subject to the limits imposed by the Internal Revenue Code and deferred compensation is not excluded from the definition of pensionable compensation under the SERP.
UK Plan
Benefit Accrual Formula
Benefits accrued under the UK Plan until it was frozen on June 30, 2003. No benefits have accrued since that date. Prior to the date on which it was frozen, the UK Plan provided participants with a joint life annuity upon retirement equal to an amount which:
     Multiplied
•	2.2% of Final Pensionable Salary up to £11,250 plus 1.83% of Final Pensionable Salary beyond £11,250 by

•	Years of credited service up until June 30, 2003
     Subtracted
•	State Pension Element
“Final Pensionable Salary” means the greater of (i) annual remuneration, excluding any profit sharing arrangements, for the 12 months ending June 30, 2003 or (ii) the highest annual remuneration, excluding profit sharing arrangements, in the 10 years prior to June 30, 2003.
“State Pension Element” means generally 2% of the UK Basic State Pension.

Early Retirement
Under recently enacted UK law, the early retirement age will be raised from 50 to 55 effective April 6, 2010. Terra began implementing this increase in annual one-year increments beginning on April 6, 2006. Therefore, as of December 31, 2006, eligibility for early retirement under the UK Plan was age 51. Additionally, early retirement requires 10 years of service and employer consent, provided that consent is not required upon retirement after the age of 60 as long as the member has sufficient service under the UK Plan. Pension benefits are reduced by 4% per year for each year prior to age 62. As of the date of this proxy statement, Mr. Thompson was eligible for early retirement under the UK Plan.
Forms of Benefit
Participants in the UK Plan generally can choose between the following optional forms of benefit:
•	Joint life annuity

•	Joint life annuity with initial lump sum payment
     Each option is provided on an actuarially equivalent basis.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate	Withdrawals /	Aggregate
	in Last FY	in Last FY	Earnings in	Distributions	Balance at
Name	($)(1)	($)(1)	Last FY ($)	($)	Last FYE ($)
M. Bennett, President & CEO	$—	$—	$—	$—

F. Meyer, SVP & CFO	$—	$—	$—	$—	$—

J. Giesler, SVP Commercial Operations	$—	$—	$4,313	$—	$36,646

R. Sanders, VP Manufacturing	$—	$—	$22,500	$—	$214,165

P. Thompson, VP Sales & Marketing	$—	$—	$—	$—	$—

M. Kalafut, Former VP, General Counsel & Corporate Secretary	$—	$—	$—	$—	$—

(1)	The deferred compensation plan was frozen prior to 2006. See the narrative accompanying this table for more detail about this plan.
The Nonqualified Deferred Compensation table shows information about the Company’s Supplemental Deferred Compensation Plan, which was frozen with respect to future deferrals on December 31, 2004. In general, prior to January 1, 2005, the plan allowed participants to defer up to 20% of the participant’s annual base salary and 20% of the participant’s annual cash incentive awards and to determine how to invest amounts deferred pursuant to the plan.
Participants with notional account balances remaining under the Supplemental Deferred Compensation Plan are permitted to invest their balances in various mutual funds. Participants are permitted to make unlimited changes to their investment alternatives under the Supplemental Deferred Compensation Plan.
For 2006, the value of Mr. Giesler’s account balance increased by 13.4% and the value of Mr. Sanders’ account balance increased by 11.7%. Such changes were solely attributable to investment gains.

POST-EMPLOYMENT PAYMENTS
This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer’s employment or a change in control of the Company.
M. Bennett, President & CEO

					Qualifying	Change in	Change in
					Termination	Control	Control &
					Unrelated to a	Without	Qualifying
	Death	Disability	For Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$1,612,500	$—	$2,150,000
Equity
Restricted Shares	$2,527,780	$—	$—	$—	$—	$2,527,780	$2,527,780
Performance Share Awards	$773,189	$—	$—	$—	$—	$3,354,400	$3,354,400
Exercisable Options	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$3,300,969	$—	$—	$—	$—	$5,882,180	$5,882,180
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$275,223
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$275,223
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$21,775	$—	$21,775
Outplacement	$—	$—	$—	$—	$58,310	$—	$58,310
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$1,458,603	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,664,865	$3,067,396
Total	$—	$1,458,603	$—	$—	$80,085	$1,664,865	$3,147,481

Total	$3,300,969	$1,458,603	$—	$—	$1,692,585	$7,547,045	$11,454,884

F. Meyer, SVP & CFO

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$801,600	$—	$1,068,800
Equity
Restricted Shares	$1,492,708	$—	$—	$—	$—	$1,492,708	$1,492,708
Performance Share Awards	$190,302	$—	$—	$—	$—	$773,908	$773,908
Exercisable Options	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,683,010	$—	$—	$—	$—	$2,266,616	$2,266,616
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$179,569
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$179,569
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$15,387	$—	$15,387
Outplacement	$—	$—	$—	$—	$38,951	$—	$38,951
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$1,197,802	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$1,026,079
Total	$—	$1,197,802	$—	$—	$54,338	$—	$1,080,417

Total	$1,683,010	$1,197,802	$—	$—	$855,938	$2,266,616	$4,595,402
J. Giesler, SVP Commercial Operations

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$537,600	$—	$716,800
Equity
Restricted Shares	$947,618	$—	$—	$—	$—	$947,618	$947,618
Performance Share Awards	$145,677	$—	$—	$—	$—	$588,218	$588,218
Exercisable Options	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$1,093,295	$—	$—	$—	$—	$1,535,836	$1,535,836
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$53,702
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$53,702
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$15,387	$—	$15,387
Outplacement	$—	$—	$—	$—	$26,123	$—	$26,123
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$295,379	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$319,399	$752,020
Total	$—	$295,379	$—	$—	$41,510	$319,399	$793,530

Total	$1,093,295	$295,379	$—	$—	$579,110	$1,855,235	$3,099,868

R. Sanders, VP Manufacturing

					Qualifying	Change in	Change in
					Termination	Control	Control &
			For		Unrelated to a	Without	Qualifying
	Death	Disability	Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$450,000	$—	$600,000
Equity
Restricted Shares	$760,730	$—	$—	$—	$—	$760,730	$760,730
Performance Share Awards	$110,396	$—	$—	$—	$—	$461,230	$461,230
Exercisable Options	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$871,126	$—	$—	$—	$—	$1,221,960	$1,221,960
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$43,780
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$43,780
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$21,775	$—	$21,775
Outplacement	$—	$—	$—	$—	$23,324	$—	$23,324
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$664,574	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$257,393	$624,676
Total	$—	$664,574	$—	$—	$45,099	$257,393	$669,775
Total	$871,126	$664,574	$—	$—	$495,099	$1,479,353	$2,535,515
P. Thompson, VP Sales & Marketing

					Qualifying	Change in	Change in
					Termination	Control	Control &
					Unrelated to a	Without	Qualifying
	Death	Disability	For Cause	Voluntary	Change in Control	Termination	Termination
Cash Severance	$—	$—	$—	$—	$490,500	$—	$654,000
Equity
Restricted Shares	$821,828	$—	$—	$—	$—	$821,828	$821,828
Performance Share Awards	$110,516	$—	$—	$—	$—	$462,428	$462,428
Exercisable Options	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$932,344	$—	$—	$—	$—	$1,284,256	$1,284,256
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$21,775	$—	$21,775
Outplacement	$—	$—	$—	$—	$25,423	$—	$25,423
Perquisites	$—	$—	$—	$—	$—	$—	$—
Long-Term Disability	$—	$814,126	$—	$—	$—	$—	$—
Tax Gross-Ups	$—	$—	$—	$—	$—	$—	$—
Total	$—	$814,126	$—	$—	$47,198	$—	$47,198

Total	$932,344	$814,126	$—	$—	$537,698	$1,284,256	$1,985,454

Named Executive Officers Employed by the Company as of December 31, 2006
The Company has entered into executive severance agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to each of its named executive officers at, following, or in connection with the executive’s termination of employment or a change in control of the Company. The material terms and conditions relating to these payments and benefits are described below. Unless otherwise specifically noted, the terms described below apply to each named executive officer, other than Mr. Kalafut, on an identical basis.
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, Other Than During the Two-Year Period Following a “Change in Control”
If a named executive officer’s employment with the Company had been involuntarily terminated by the Company without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2006, the executive would have been entitled to the following payments and benefits:
▪	A lump-sum cash severance payment in an amount equal to 1.5 times the sum of his annual base salary at termination and his target annual incentive award for 2006;

▪	Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan; and

▪	Outplacement services at the Company’s expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer.
Termination Due to Death on December 31, 2006
If a named executive officer’s employment with the Company was terminated due to death on December 31, 2006, then his estate would have been entitled to the following payments and benefits:
▪	Immediate vesting of all unvested restricted shares; and

▪	Immediate vesting of all unvested performance shares at a level based on actual performance during the performance period through December 31, 2006.
Termination Due to Disability on December 31, 2006
If a named executive officer’s employment with the Company was terminated due to his disability on December 31, 2006, he would have been entitled to the following payments and benefits:
▪	Payment of monthly disability benefits.
“Change in Control” Without a Qualifying Termination on December 31, 2006
If a “change in control” of the Company occurred on December 31, 2006, each named executive officer would have been entitled to the following benefits:
▪	Immediate vesting of all unvested restricted shares;

▪	Immediate vesting of a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2006; and

▪	Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, During the Two-Year Period Following a “Change in Control”
If a named executive officer’s employment with the Company was involuntarily terminated by the Company without “cause” or voluntarily terminated by the executive for “good reason” on December 31, 2006 and during the two-year period following a “change in control” of the Company, he would have been entitled to the following payments and benefits:
▪	A lump-sum cash severance payment in an amount equal to two times the sum of his annual base salary at termination and his target annual incentive award for 2006;

▪	Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date the executive becomes covered by another employer’s major medical plan;

▪	Outplacement services at the Company’s expense until the earlier of the first anniversary of termination and the date that the executive becomes employed by a new employer;

▪	Immediate vesting of all benefits accrued under the SERP and two years of additional age and service credit for purposes of calculating such benefits (only applicable to Messrs. Bennett, Meyer, Giesler and Sanders, because Mr. Thompson does not participate in the SERP); and

▪	Payment of a gross-up to make the executive whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.
Material Defined Terms
The terms “cause” and “good reason” as used above are defined under the employment severance agreements and mean the following:
“Cause” means (i) the willful and continued failure of the executive to perform substantially the executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) the executive’s willful and material breach of the employment severance agreement.
“Good Reason” means, other than during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) the failure of the Company to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive) and (ii) delivery by the Company to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreement).
“Good Reason” means, during the two-year period following a “change in control” (as defined in the employment severance agreements), (i) the failure of the Company to pay the executive any compensation when due (other than an inadvertent failure that is remedied within 10 business days following notice by the executive); (ii) delivery by the Company to the executive of a notice to terminate the executive’s employment other than for “cause” or “permanent disability” (as defined in the employment severance agreements); (iii) any reduction in the executive’s annual base salary from the level in effect immediately prior to the “change in control”; (iv) the relocation of the executive’s principal place of employment to a location more than 25 miles from immediately prior to the change; (v) any reduction in the executive’s target annual incentive award from the level in effect immediately prior to the “change in control”; (vi) a diminution in the executive’s titles, duties, responsibilities or status from those in effect immediately prior to the “change in control”; (vii) the removal of the executive from, or any failure to re-elect the executive to, any of the offices the executive held immediately prior to the “change in control”; or (viii) any material reduction in executive’s retirement, insurance or fringe benefits from the levels in effect immediately prior to the “change in control”.
The term “change in control”, as defined under the employment severance agreements, means, in general, the occurrence of any one of the following events: (i) certain changes in the membership of a majority of the Board; (ii) consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s stockholders hold less than 60% of the combined voting power of the surviving entity; (iii) approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company; or (iv) certain acquisitions by a third-party or third-parties, acting in concert, of at least 25% of the Company’s then outstanding voting securities.
The definition of “change in control” for purposes of the restricted share agreements and the performance share agreements is substantially the same as that definition for purposes of the employment severance agreements.
Release Requirement
Pursuant to the employment severance agreements, an executive will not be entitled to severance and other separation benefits unless he executes a release of claims in favor of the Company and the release becomes effective and irrevocable.
Post-Employment Covenants
In exchange for the above described payments and benefits to the extent provided for under the employment severance agreements, following termination of employment, the executive will remain subject to confidentiality, cooperation and non-solicitation/non-competition covenants that are set forth in the employment severance agreements. The confidentiality covenant prohibits the executive from disclosing “confidential information” as defined under the employment severance agreements. The cooperation covenant requires the executive to cooperate with the Company in connection with any lawsuit or investigation that related to the executive’s employment with the Company. The non-solicitation/non-competition covenant prohibits the executive, for a period of one year following his termination of employment, from (i) engaging in any activity that is in competition with the Company (including any business relating to the production or marketing of nitrogen products) and (ii) soliciting or hiring any employee of the Company without the Company’s consent.
Named Executive Officer Retired Prior to December 31, 2006
Mr. Kalafut
On October 6, 2006, Mr. Kalafut, who was our Vice President, General Counsel and Corporate Secretary, retired from the Company. For purposes of his employment severance agreement, Mr. Kalafut’s retirement was treated as a termination without “cause” and therefore, Mr. Kalafut became entitled to the following payments and benefits pursuant to his employment severance agreement:
▪	A lump-sum payment of cash severance benefit in an amount equal to $490,500, which is 1.5 times the sum of his annual base salary at termination and his target annual incentive award for 2006;

▪	An additional cash payment in an amount equal to $109,000, which is one-half of his annual base salary at the time of termination, in consideration for his agreement to provide certain consulting services, as described below;

▪	Continuation of medical and dental benefits until the earlier of two years following the date of termination or the date Mr. Kalafut becomes covered by another employer’s major medical plan, which has an estimated value equal to $28,763; and

▪	Outplacement services at the Company’s expense until the earlier of the first anniversary of termination and the date that Mr. Kalafut becomes employed by a new employer, which has an estimated value equal to $26,160.
In order to become entitled to the severance and other separation benefits described above, Mr. Kalafut was required to execute a release of claims in favor of the Company and the release became effective and irrevocable. Cash payments will be made to Mr. Kalafut on April 6, 2007, which is the six-month anniversary of the date that his employment terminated.
In exchange for the payments and benefits described above, Mr. Kalafut remains subject to confidentiality, cooperation and non-solicitation/non-competition covenants that are substantially the same as those described with respect to the named executive officers who remained employed through December 31, 2006. In addition, in consideration for the additional payment equal to one-half of his annual base salary, Mr. Kalafut is required to provide up to 50 days of consulting services to the Company during the one-year period following termination in order to ensure a smooth transition to a new General Counsel.
Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments
For purposes of quantifying the other potential post-employment payments disclosed in the following tables (and in the narrative, in the case of Mr. Kalafut), the Company utilized the following assumptions and methodologies:
•	Date of triggering event: Except in the case of Mr. Kalafut, the date of each triggering event is December 31, 2006. In the case of Mr. Kalafut, the date of the triggering event is October 6, 2006, which was the date on which his employment terminated.

•	Determination of cash severance: Following a qualifying triggering event, each named executive officer is entitled to cash severance equal to the sum of the named executive officer’s current base salary and target annual incentive award multiplied by the appropriate severance multiple. The severance multiple is 1.5 in the case of a termination other than within two years following a change in control of the Company, and is two in the case of a termination during the two-year period following a change in control. In accordance with this formula, each named executive officer’s cash severance was determined based on the following:
–	Mr. Bennett: Annual base salary of $500,000 as of December 31, 2006, and 2006 target annual incentive award of $575,000.

–	Mr. Meyer: Annual base salary of $334,000 as of December 31, 2006, and 2006 target annual incentive award of $200,400.

–	Mr. Giesler: Annual base salary of $224,000 as of December 31, 2006, and 2006 target annual incentive award of $134,400.

–	Mr. Sanders: Annual base salary of $200,000 as of December 31, 2006, and 2006 target annual incentive award of $100,000.

–	Mr. Thompson: Annual base salary of $218,000 as of December 31, 2006, and 2006 target annual incentive award of $109,000.

–	Mr. Kalafut: Annual base salary of $218,000 as of October 6, 2006, and 2006 target annual incentive award of $109,000.

•	Number of performance shares subject to vesting in the event of a change in control: The performance share award agreements provide that in the event of a “change in control” of the Company, a number of performance shares equal to the greater of the target number of shares subject to each outstanding performance share grant and a number based on actual performance during the performance period through December 31, 2006 will become vested. Based on Company performance as of December 31, 2006, the target number is greater, and therefore, we have assumed vesting at the target level.

•	Number of performance shares subject to vesting in the event of death: The performance share award agreements provide that in the event of a termination of employment due to death, performance shares will vest at a level based on actual performance during the performance period through the date of death. In the case of 2005 performance share grants, based on actual performance for the period from January 1, 2005 through December 31, 2006, we have assumed that awards vested at 39% of target. In the case of 2006 performance share grants, based on actual performance for the period from January 1, 2006 through December 31, 2006, we have assumed that awards vested at 10% of target.

•	Value of restricted shares and performance shares subject to vesting: The value of each restricted share and performance share that was subject to vesting upon a triggering event was determined by multiplying the number of shares subject to vesting by the closing price of the Company’s common stock on December 29, 2006, the last trading day of 2006 (i.e., $11.98).

•	Value of continuation of health and dental benefits: The value of health and dental benefits which are continued for a two-year period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions).

•	Value of post-termination outplacement services: The value of post-termination outplacement services was determined to equal 12% of an executive’s annual base salary as of the date of termination of employment.

•	Incremental value of accelerated vesting of SERP benefits and additional age/service credit in the event of a “change in control”: These amounts, which are applicable to Messrs. Bennett, Meyer, Giesler and Sanders, were calculated by adding two years of credited service to the year-end 2006 total pension benefit (i.e., sum of tax-qualified pension and SERP) for the named executive officer and then determining the present value of that accrued benefit deferred to the date the executive reaches age 63, which is the earliest age at which unreduced pension benefits would be available to the executive with an extra two years of age. The actuarial basis for these determinations is the same as the basis used in the Pension Benefits Table.

•	Value of monthly disability benefits: The value of monthly disability benefits is based on the present value of the excess of each named executive officer’s monthly disability benefit under the Company’s long-term disability plan that covers the executive as of December 31, 2006, over the monthly disability benefit that would be payable under the Company’s long-term disability plan that is generally available to all employees. Amounts are calculated using a 7% discount rate and assuming that each named executive officer continues to receive monthly disability benefits until age 65.

•	Determination of excise tax payments and tax gross-up payments made in connection with a change in control: The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officers upon either (i) a change in control of the Company or (ii) a qualifying termination of employment following a change in control. The excess parachute payment was determined in accordance with the provisions of Section

280G of the Internal Revenue Code. The Company utilized the following key assumptions to determine the applicable named executive officer’s tax gross-up payment:
–	a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45% and a state income tax rate of 8.98%, which is the maximum individual income tax rate for Iowa;

–	each named executive officer’s Section 280G “base amount” was determined based on average W-2 compensation for the period from 2001-2005 (or the period of the executive’s employment with the Company, if shorter); and

–	the interest rate assumption was 120% of the applicable federal rate as of December 6, 2006.

DIRECTOR COMPENSATION
The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2006.

					Change in Pension
				Non-Equity	Value &
	Fees Earned			Incentive	Nonqualified
	or Paid		Option	Plan	Deferred	All Other
	in Cash	Stock	Awards	Compensation	Compensation	Compensation
Name	($)(1)	Awards ($)(2)(3)	($)	($)	Earnings ($)	($)	Total ($)
Fisher, D.	$56,250	$114,533	$—	$—	$—	$—	$170,783
Fraser, D.	$47,750	$114,533	$—	$—	$—	$—	$162,283
Hesse, M.	$51,500	$114,533	$—	$—	$—	$—	$166,033
Janson, P.	$43,750	$118,358	$—	$—	$—	$—	$162,108
Kroner, J.	$10,625	$77,100	$—	$—	$—	$—	$87,725
McGlone, D.	$9,375	$77,100	$—	$—	$—	$—	$86,475
Slack, H.	$100,000	$171,799	$—	$—	$—	$—	$271,799

(1)	For information about the nature of the fees earned during the fiscal year, see the narrative accompanying this table.

(2)	These amounts represent the accounting cost of stock-based compensation granted from 2003 through 2006 that was accrued during 2006.

(3)	Based on restricted share awards of 10,000 shares made annually from 2003 through 2006 (except for grants to the Chairman of the Board, Mr. Slack, which were for 15,000 restricted shares). These grants generally have a three-year vesting period, but by resolution adopted August 16, 2006, the Board voted to eliminate the restriction on the share awards starting in 2006 and going forward.
In May 2003, the board of directors voted to compensate non-employee directors using a combination of cash and shares.
Director Fees Paid in Cash
Under the director compensation policy, in 2006, Mr. Slack, Chairman of the Board, received an annual cash retainer of $100,000 (paid quarterly). The other non-employee directors each received an annual retainer of $27,500 (paid quarterly) and meeting fees of $1,250 per meeting attended. Mr. Fisher received an additional annual cash retainer of $10,000 (paid quarterly) for serving as Chairman of the Audit Committee. Ms. Hesse, Chairman of the Nominating and Corporate Governance Committee, and Mr. Fraser, Chairman of the Compensation Committee, each received an additional annual cash retainer of $4,000 (paid quarterly) for serving as committee chairs.
Director Stock Awards
Pre-2006 Stock Awards
Prior to 2006, non-employee directors were granted restricted shares as part of their compensation. These restricted shares are subject to cliff vesting with 100% of the award vesting on the third anniversary of the grant date. If a director’s service on the Board terminates for any reason prior to vesting (including as a result of death, retirement or total disability), all restricted shares will continue to be eligible for vesting following termination. All restricted shares will become immediately vested in full in the event of a change in control of the Company.
The following table sets forth the restricted shares held by each non-employee director that remained subject to vesting as of the date of this proxy statement and the expected vesting date:

	Number of Unvested Restricted
Name	Shares	Vesting Date
Fisher, D.	10,000	7/30/07
	10,000	7/30/08
Fraser, D.	10,000	7/30/07
	10,000	7/30/08
Hesse, M.	10,000	7/30/07
	10,000	7/30/08
Janson, P.	10,000	2/19/08
	10,000	7/30/08
Slack, H.	15,000	7/30/07
	15,000	7/30/08
2006 Stock Awards
Pursuant to a resolution of the Board dated August 16, 2006, the Board determined that beginning in 2006 and on a going-forward basis, director stock awards would be delivered in the form of fully vested shares of Terra common stock. In 2006, Mr. Slack, Chairman of the Board, received an annual grant of 15,000 shares, while the other non-employee directors received an annual grant of 10,000 shares.
Other Director Compensation
The Company reimburses all directors for reasonable travel and other necessary business expenses incurred in the performance of their services for the Company. Non-employee directors do not receive any additional payments or perquisites. The Company has not established stock ownership guidelines that apply to our non-employee directors.
A director who is a Company employee, such as Mr. Bennett, does not receive any additional compensation for service as a director.

Employee Contracts, Termination of Employment and Change of Control Arrangements
On September 28, 2006, the board of directors of the Company authorized the Company to enter into employment severance agreements with Mr. Bennett, its CEO, and eight executive officers, including each of the named executive officers. The named executive officers were previously parties to executive retention agreements with the Company, which provided for severance and other benefits in the event of a termination of employment by the Company without cause or by the executive for good reason following a change of control. The new employment severance agreements supersede and replace the executive retention agreements and provide for severance and other benefits in the event of a termination of employment under circumstances that are both related to and unrelated to a change in control.
Each employment severance agreement has a three-year term, with the exception of the agreement with Mr. Bennett, the CEO, which has a five-year term. The term may be extended for additional one-year periods in the Board’s sole discretion.
The employment severance agreements provide that if an officer’s employment terminates without cause or for good reason at any time during the term of the agreement, other than during the two-year period following a change in control, the officer will be entitled to a lump sum cash payment equal to 1.5 times the sum of the officer’s base salary and target bonus. If an officer’s employment terminates without cause or for good reason during the two-year period following a change in control, the officer will be entitled to a lump sum cash payment equal to two times the sum of the officer’s base salary and target bonus. In addition, in the event of such a termination during the two-year period following a change in control, the officer will be entitled to accelerated vesting of all equity-based awards then held by the officer and two additional years of age and service credit under the Company’s supplemental executive retirement plan. The employment severance agreements provide that in addition to the benefits described above, in the event of an officer’s termination of employment without cause or for good reason at any time during the term of the employment severance agreement (regardless of whether termination occurs before, during or after the two-year period following a change in control), the officer will be entitled to two years of continued welfare benefits and one year of Company-paid outplacement services. In order for an officer to be entitled to any of the separation payments and benefits pursuant to the employment severance agreement, the officer must first execute a waiver and release of any and all claims against the Company.
In the event that an officer receives any payments or benefits during the term of the employment severance agreement that become subject to an excise tax as a result of Section 280G of the Internal Revenue Code, the officer will be entitled to a gross-up with respect to the excise tax.
The employment severance agreements contain non-competition and non-solicitation provisions that apply for one year following termination of employment.
Transactions with Related Persons
During 2006, the Company was engaged in no transactions, nor are any such transactions currently proposed, in which a related party, as that term is defined in Title 17, Chapter II, Subpart §229.404 of the Code of Federal Regulations, had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

Policies and Procedures
The Nominating and Corporate Governance Committee of the board of directors reviews all material transactions with any related party as identified by management. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members.
To identify related party transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Additionally, all material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related party is involved. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interest. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel.
We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Terra in an objective and fair manner. The Nominating and Corporate Governance Committee is charged with responsibility to bring before the board of directors all requests for a waiver of the Company’s Code of Ethics and Standards of Business Conduct. A copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at www.terraindustries.com.
A copy of the Company’s Code of Ethics and Standards of Business Conduct, as well as our Corporate Governance Guidelines, are available at www.terraindustries.com under Investor Relations - Corporate Governance Documents.

Audit Committee Report
The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the board of directors, include providing oversight to Terra’s financial reporting process through periodic meetings with Terra’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Terra management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on Terra’s senior management, including its senior financial management, its internal audit function, and its independent auditors.
The Audit Committee appointed Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2007 and recommends that shareholders vote in favor of “Proposal 3: Ratification of Selection of Independent Accountants” below.
We have reviewed and discussed with senior management Terra’s audited financial statements included in the 2006 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is management’s responsibility, and (ii) has been prepared in conformity with generally accepted accounting principles.
We have discussed with Deloitte & Touche LLP, Terra’s independent auditors, the matters required to be discussed by the Statement of Audit Standard No. 61 (“SAS 61”) Communications with Audit Committees. SAS 61 requires Terra’s independent auditors to provide us with additional information regarding the scope and results of their audit of Terra’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.
We have received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and Terra that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the federal securities laws. Deloitte & Touche have also discussed with us its findings related to its review of Terra’s internal control procedures as required by Section 404 of the Sarbanes-Oxley Act.
Based on the review and discussions described above with respect to Terra’s audited financial statements included in Terra’s 2006 Annual Report to Stockholders, we have recommended to the board of directors that such financial statements be included in Terra’s Annual Report on Form 10-K for filing with the SEC.
The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Terra’s independent auditors. A copy of this policy can be found in Terra’s Audit Committee Charter on our website at www.terraindustries.com in the Investor Information section, Charters and Guidelines. The policy requires that all services provided by Terra’s independent auditors to Terra, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee.

In giving our recommendation to the board of directors, we have relied on (i) management’s representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra’s independent auditors with respect to such financial statements.
The Audit Committee of the Board of Directors
D.E. Fisher, Chairman
M.O. Hesse
P.S. Janson
J.R. Kroner

Proposal 2: Approval of 2007 Omnibus Incentive Compensation Plan
Based on a recommendation from the Compensation Committee, the board of directors adopted, subject to stockholder approval, the Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”). The Board has approved the 2007 Plan as a flexible omnibus incentive compensation plan that would allow Terra to utilize different forms of compensation awards to attract, retain and reward eligible participants under the 2007 Plan and strengthen the mutuality of interests between management and Terra’s stockholders. Set forth below is a summary of the 2007 Plan, which is qualified in its entirety by the specific language of the 2007 Plan. A copy of the 2007 Plan is attached to this Proxy Statement as Appendix A.
The purpose of the 2007 Plan would be to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in the Company’s long-term growth and financial success.
Types of Awards. The 2007 Plan would provide for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted share awards, restricted stock units, or RSUs, performance units, cash incentive awards and other equity-based and equity-related awards.
Plan Administration. The 2007 Plan would be administered by the Compensation Committee of the board of directors or such other committee as the board designates to administer the 2007 Plan. Subject to the terms of the 2007 Plan and applicable law, the committee would have sole authority to administer the 2007 Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of common stock to be covered by awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria were required to be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the 2007 Plan, (7) establish, amend, suspend or waive such rules and regulations and appoint such agents as it should deem appropriate for the proper administration of the 2007 Plan, (8) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, and (9) make any other determination and take any other action that the committee deemed necessary or desirable for the administration of the 2007 Plan.
Shares Available For Awards. Subject to adjustment for changes in capitalization, the aggregate number of shares of Company common stock that would be available for delivery pursuant to awards granted under the 2007 Plan would be 3,500,000, of which the maximum number of shares that would be permitted to be delivered pursuant to ISOs granted under the 2007 Plan would be 1,000,000. If an award granted under the 2007 Plan is forfeited, or otherwise expired, terminated or is cancelled without the delivery of shares, then the shares covered by the forfeited, expired, terminated or cancelled award will again be available to be delivered pursuant to awards under the 2007 Plan. If shares of the Company are surrendered or tendered to the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, in each case, in accordance with the terms and conditions of the applicable award agreement, the surrendered or tendered shares will again be available to be delivered pursuant to awards under the 2007 Plan, provided that in no event would any such shares increase the number of shares that could be delivered pursuant to ISOs granted under the 2007 Plan.

Subject to adjustment for changes in capitalization, the maximum number of shares of common stock that would be available to be granted pursuant to awards to any participant in the 2007 Plan in any fiscal year would be 500,000. In the case of awards settled in cash based on the fair market value of a share, the maximum aggregate amount of cash that would be permitted to be paid pursuant to awards granted to any participant in the 2007 Plan in any fiscal year would be equal to the per share fair market value as of the relevant vesting, payment or settlement date multiplied by the maximum number of shares which could be granted, as described above. The maximum aggregate amount of cash and other property (valued at fair market value) that would be permitted to be paid or delivered pursuant to awards under the 2007 Plan to any participant in any fiscal year would be $3,000,000.
In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off affecting the shares of our common stock, the committee would make adjustments and other substitutions to awards under the 2007 Plan in order to preserve the value of the awards. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of the Company or other similar corporate transactions, the committee in its discretion would be permitted to make such adjustments and other substitutions to the 2007 Plan and awards under the 2007 Plan as it deemed equitable or desirable.
The committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquire would not reduce the aggregate number of shares of Company common stock available for awards under the 2007 Plan, except that awards issued in substitution for ISOs would reduce the number of shares of Company common stock available for ISOs under the 2007 Plan.
Any shares of common stock issued under the 2007 Plan would consist, in whole or in part, of authorized and unissued shares of Company common stock or of treasury shares of Company common stock.
Eligible Participants. Any of the Company or its affiliates’ directors, officers, employees or consultants (including any prospective directors, officers, employees or consultants) would be eligible to participate in the 2007 Plan.
Stock Options. The committee would be permitted to grant both ISOs and NSOs under the 2007 Plan. Except as otherwise determined by the committee in an award agreement, the exercise price for options could not be less than the fair market value (as defined in the 2007 Plan) of common stock on the grant date. All options granted under the 2007 Plan would be NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO. Under the proposed 2007 Plan, all ISOs and NSOs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
Subject to the applicable award agreement, options would vest and become exercisable with respect to one-third of the shares of common stock subject to such options on each of the first three anniversaries of the grant date. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (i) the tenth anniversary of the date the option was granted and (ii) either (x) 90 days after the participant who was holding the option ceased to be a director, officer, employee or consultant for any reason other than the participant’s death, disability or retirement, (y) three years after the date the participant who was holding the option ceased to be a director, officer, employee or consultant by reason of the participant’s disability or retirement or (z) one year after the date the participant who was holding the option ceased to be a director, officer, employee or consultant by reason of the participant’s death.

The exercise price would be permitted to be paid with cash (or its equivalent) or, in the sole discretion of the committee, with previously acquired shares of Company common stock or through delivery of irrevocable instructions to a broker to sell Company common stock otherwise deliverable upon the exercise of the option (provided that there was a public market for Company common stock at such time), or a combination of any of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered as of the date of such tender was at least equal to such aggregate exercise price and the amount of any federal, state, local or foreign income or employment taxes required to be withheld.
Stock Appreciation Rights. The committee would be permitted to grant SARs under the 2007 Plan either alone or in tandem with, or in addition to, any other award permitted to be granted under the 2007 Plan. SARs granted in tandem with, or in addition to, an award would be permitted to be granted either at the same time as the award or at a later time. Unless otherwise specified in the applicable award agreement, the exercise price of each share of common stock covered by a SAR could not be less than the fair market value of such share on the grant date. Upon exercise of a SAR, the holder would receive cash, shares of our common stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the committee, equal in value to the excess, if any, of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price of the SAR. Under the proposed 2007 Plan, all SARs would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the 2007 Plan and the applicable award agreement, the committee would determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR.
Restricted Shares and Restricted Stock Units. Subject to the provisions of the 2007 Plan, the committee would be permitted to grant restricted shares and RSUs. Restricted shares and RSUs would not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2007 Plan or the applicable award agreement, except that the committee could determine that restricted shares and RSUs would be permitted to be transferred by the participant. Upon the grant of a restricted share, a certificate would be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with the Company or a designated custodian. Upon the lapse of the restrictions applicable to such restricted share, the certificate would be delivered to the participant or his or her legal representative.
An RSU would be granted with respect to one share of common stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, shares of common stock, other securities, other awards or other property, as determined by the committee, or in accordance with the applicable award agreement. The committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents, payable in cash, shares of Company common stock, other securities, other awards or other property. If a restricted share or RSU was intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.
Performance Units. Subject to the provisions of the 2007 Plan, the committee would be permitted to grant performance units to participants. Performance units would be awards with an initial value established by the committee (or that was determined by reference to a valuation formula specified by the committee) at the time of the grant. In its discretion, the committee would set performance goals that, depending on the extent to which they were met during a specified performance period, would determine the number and/or value of performance units that would be paid out to the participant. The committee, in its sole discretion, would be permitted to pay earned performance units in the form of cash, shares of

Company common stock or any combination thereof that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the committee with respect to the form and timing of payout of performance units would be set forth in the applicable award agreement. The committee would be permitted to, on such terms and conditions as it might determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of Company common stock, other securities, other awards or other property. If a performance unit was intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements below described in “Performance Compensation Awards” would be required to be satisfied.
Cash Incentive Awards. Subject to the provisions of the 2007 Plan, the committee would be permitted to grant cash incentive awards payable upon the attainment of performance goals. If a cash incentive award was intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.
Other Stock-Based Awards. Subject to the provisions of the 2007 Plan, the committee would be permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The committee would be permitted to determine the amounts and terms and conditions of any such awards. If such an award was intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the requirements described below in “Performance Compensation Awards” would be required to be satisfied.
Performance Compensation Awards. The committee would be permitted to designate any award granted under the 2007 Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. The committee would, in its sole discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who would be eligible to receive performance compensation awards in respect of such performance period. The committee would also determine the length of performance periods, the types of awards to be issued, the performance criteria that would be used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award had been earned for the performance period.
The performance criteria would be limited to the following: (1) net income before or after taxes, (2) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (3) operating income, (4) earnings per share, (5) return on stockholders’ equity, (6) return on investment or capital, (7) return on assets, (8) level or amount of acquisitions, (9) share price, (10) profitability and profit margins, (11) market share (in the aggregate or by segment), (12) revenues or sales (based on units or dollars), (13) costs, (14) cash flow, (15) working capital, (16) average sales price, (17) budgeted expenses (operating and capital), (18) inventory turns and (19) accounts receivable levels. These performance criteria would be permitted to be applied on an absolute basis and/or be relative to one or more of the Company’s peer companies or indices or any combination thereof. The performance goals and periods could vary from participant to participant and from time to time. To the extent required under Section 162(m) of the Code, the committee would, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selected to use for the performance period.
The committee would be permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or its financial statements or the financial statements of any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification did not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section162(m) of the Code. In order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants would be required to be employed by the Company on the last day of the performance period (unless otherwise determined in the discretion of the Compensation Committee), the performance goals for such period would be required to be satisfied and certified by the committee and the performance formula would be required to determine that all or some portion of the performance compensation award had been earned for such period. The committee would be permitted to, in its sole discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals had been attained. In no event could any discretionary authority granted to the committee under the 2007 Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals had not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.
Amendment and Termination of the 2007 Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the 2007 Plan was intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of the NYSE, the 2007 Plan would be permitted to be amended, modified or terminated by the board of directors without the approval of stockholders, except that stockholder approval would be required for any amendment that would (i) increase the maximum number of shares of common stock available for awards under the 2007 Plan or increase the maximum number of shares of common stock that could be delivered pursuant to ISOs granted under the 2007 Plan or (ii) change the class of employees or other individuals eligible to participate in the 2007 Plan. No modification, amendment or termination of the 2007 Plan that was adverse to a participant would be effective without the consent of the affected participant, unless otherwise provided by the committee in the applicable award agreement.
The committee would be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the committee in the applicable award agreement or in the 2007 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.
The committee would be authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of Terra Industries Inc.) affecting the Company, any of its affiliates or its financial statements or the financial statements of any of its affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the committee, in its discretion, determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control. The 2007 Plan would provide that, unless otherwise provided in an award agreement, in the event of a change of control of Terra Industries, Inc., unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:
•	any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•	all performance units, cash incentive awards and other awards designated as performance compensation awards would be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•	all other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.
Unless otherwise provided pursuant to an award agreement, a change of control would be defined to mean any of the following events, generally:
•	a change in the composition of a majority of the board of directors that was not supported by a majority of the incumbent board of directors;

•	consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s shareholders hold less than 60% of the combined voting power of the surviving entity;

•	the shareholders approve a plan of complete liquidation or dissolution of Terra Industries, Inc.; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 25%.
Term of the 2007 Plan. No award would be permitted to be granted under the 2007 Plan after the tenth anniversary of the date the 2007 Plan was approved by the stockholders.
The Compensation Committee and the board of directors recommend that you vote FOR the approval of the 2007 Omnibus Incentive Compensation Plan.

Proposal 3: Ratification of Selection of Independent Accountants
The board of directors recommends that the stockholders ratify the Audit Committee’s selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2007.
It is expected that members of Deloitte & Touche will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.
Principal Accountant Audit Fees and Service Fees
The table below describes fees for professional audit services rendered by Deloitte & Touche, Terra’s principal accountant, for the audit of Terra’s annual financial statements for the years ended December 31, 2006 and December 31, 2005 and fees billed for other services rendered by Deloitte & Touche during those periods. All such audit and other services, as well as related fees for 2006, were approved in advance by the Audit Committee.

Type of Fee	2006	2005

Audit Fees 1/	$1,600,235	$1,507,330
Audit Related Fees 2/ 4/	44,679	129,148

Total Audit and Audit Related Fees	1,644,914	1,636,478

Tax Fees 3/ 4/	262,902	315,855
All Other Fees 4/	0	0

Total	$1,907,816	$1,952,333

1/	Audit Fees, including those for statutory audits, include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by Deloitte for the audit of Terra’s annual financial statements and review of financial statements included in Terra’s Form 10-Qs

2/	Audit Related Fees include the aggregate fees paid related to the audit of the Company’s retirement, savings and investment plans.

3/	Tax Fees include the aggregate fees paid by Terra during the fiscal year indicated for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

4/	The full amount of each such service and related fees were approved in advance by the Audit Committee.
The Audit Committee has advised Terra’s board of directors that it has determined that the non-audit services rendered by Terra’s independent auditors during Terra’s most recent fiscal year are compatible with maintaining such auditors’ independence.
The board of directors recommends that you vote FOR the ratification of the Audit Committee’s selection of independent accountants.

Performance Graph
The SEC requires that a comparative performance graph be included with the Company’s annual report to security holders that accompanies or precedes a proxy or information statement relating to an annual meeting of security holders at which directors are to be elected. A line-graph presentation is required, comparing cumulative, indexed, five-year shareholder returns on specified, hypothetical investments. These investments must include the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by Terra.
Terra has for some years chosen to use a self-selected industry peer group. The peer group selected has included companies with market caps roughly similar to Terra’s and who manufacture commodity chemicals, including chemicals other than methanol and nitrogen fertilizers. For this year’s graph, Terra added two additional companies, CF Industries Inc. and Huntsman Chemical, each of whom are of comparable or larger market caps and are direct competitors in a substantial part of Terra’s business.
The current peer group consists of the following companies: Agrium, Inc., Celanese AG, CF Industries, Cytec Industries, Inc., Georgia Gulf Corporation, Huntsman Chemical, Lyondell Chemical Company, Methanex Corporation, Millenium Chemicals Inc., Mosaic, NOVA Chemicals Corp., Potash Corporation of Saskatchewan Inc., Terra Nitrogen Company, L.P., and Yara North America, Inc.
The former peer group consisted of the following companies: Agrium, Inc.; Celanese AG; Cytec Industries, Inc.; Georgia Gulf Corporation; Lyondell Chemical Company; Methanex Corporation; Millenium Chemicals Inc.; Mosaic; NOVA Chemicals Corp.; Potash Corporation of Saskatchewan Inc.; Terra Nitrogen Company, L.P.; and Yara North America, Inc.
The graph below assumes an investment of $100 at the close of the last trading day in 2001. Three alternative investments are compared: Terra common shares, the S & P 500 Stock Index, and Industry Peer Group.

	December 31,
	2001	2002	2003	2004	2005	2006
Terra Industries Inc.	100.00	43.71	94.57	253.71	160.00	342.29
S&P 500 Stock Index	100.00	77.90	100.25	111.15	116.61	135.03
New Industry Peer Group	100.00	104.26	146.60	245.24	231.65	323.70
Former Industry Peer Group	100.00	104.26	146.60	245.24	231.65	329.36

This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

Submission of Stockholder Proposals for 2008 Annual Meeting
Stockholder proposals intended for submission at the 2008 annual meeting of stockholders must be received by Terra at its principal executive offices on or before November 20, 2007 to be eligible for inclusion in Terra’s proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2008 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra’s principal executive offices not earlier than January 9, 2008 and not later than February 8, 2008.
Miscellaneous
Terra will pay the cost of soliciting proxies. Proxies are solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by fax. Terra will reimburse brokers and other persons holding stocks in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.
A copy of Terra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Investor Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.
March 22, 2007

Appendix A
2007 Omnibus Incentive Compensation Plan
SECTION 1. Purpose.
     The purpose of this Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan is to promote the interests of Terra Industries Inc., a Maryland corporation, and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.
SECTION 2. Definitions.
     As used herein, the following terms shall have the meanings set forth below:
     “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.
     “Award” means any award that is permitted under Section 6 and granted under the Plan.
     “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.
     “Board” means the Board of Directors of the Company.
     “Cash Incentive Award” shall have the meaning specified in Section 6(f).
     “Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:
(i) individuals who, as of the date that the Plan was adopted by the Board, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date that the Plan was adopted by the Board whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office after the date that the Plan was adopted by the Board occurs pursuant to an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person as such term is used in Section 13(d) of the Exchange Act (a “Person”), other than the Board;
(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the events referred to in this clause

(A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) above.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.
     “Company” means Terra Industries Inc. and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Terra Industries Inc.

     “Disability” means, with respect to any Participant, that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or its Subsidiaries.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.
     “Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.
     “Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.
     “Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.
     “Independent Director” means a member of the Board who is neither (a) an employee of the Company nor (b) an employee of any Affiliate.
     “IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.
     “NYSE” means the New York Stock Exchange.
     “Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.
     “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.
     “Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).
     “Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(i).
     “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing a Performance Goal for a Performance Period with respect to any Performance Compensation Award, Performance Unit or Cash Incentive Award under the Plan.

     “Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award, Performance Unit or Cash Incentive Award of a particular Participant, whether all, a portion or none of the Award has been earned for the Performance Period.
     “Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
     “Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award, Performance Unit or Cash Incentive Award.
     “Performance Unit” means an Award under Section 6(e) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
     “Plan” means this Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan, as in effect from time to time.
     “Restricted Share” means a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.
     “Retirement” means (i) in the case of any Participant who is employee of the Company or its Subsidiaries, any termination of such Participant’s employment with the Company and its Subsidiaries after (A) reaching age 55 and (B) completing at least five full years of service with the Company or any of its Subsidiaries or Affiliates; and (ii) in the case of any Participant who is a non-employee director of the Company or its Subsidiaries, any termination of such Participant’s service as a director of the Company and its Subsidiaries upon such conditions and circumstances as the Board shall deem appropriate.
     “RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.
     “Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
     “SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.
     “SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

     “Shares” means shares of common stock of the Company, without par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).
     “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
     “Substitute Awards” shall have the meaning specified in Section 4(c).
SECTION 3. Administration.
     (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 and to satisfy any applicable requirements of Section 162(m) of the Code and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall (i) qualify as “outside directors” under Section 162(m) of the Code, (ii) meet the independence requirements of the NYSE and (iii) qualify as “Non-Employee Directors” under Rule 16b-3.
     (b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
     (c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.
     (d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Restatement or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Articles of Restatement or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
     (e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.
     (f) Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.
SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards.
     (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 3,500,000, of which the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 1,000,000. If, after the effective date of the Plan, any Award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or canceled Award shall again become available to be delivered pursuant to Awards under the Plan. If Shares issued upon exercise, vesting or settlement of an Award, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan. Subject to adjustment as provided in Section 4(b), (i) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be 500,000, (ii) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described in the preceding clause (i), and (iii) in the case of all other Awards, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $3,000,000.
(b) Adjustments for Changes in Capitalization and Similar Events.
(i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, split-up or spin-off, the Committee shall, in order to preserve the value of the Award and in the manner determined by the Committee, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Stock Options and Restricted Shares), as provided in Section 4(a) and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.
(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem equitable or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, as provided in Section 4(a) and (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefore.
     (c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (such Awards, “Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan.
     (d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
SECTION 5. Eligibility.
     Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.
SECTION 6. Awards.
     (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units, (vi) Cash Incentive Awards and (vii) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options.
(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.
(ii) Exercise Price. Except as otherwise established by the Committee at the time an Option is granted and set forth in the applicable Award Agreement, the Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Options are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the Award Agreement, Options shall become vested and exercisable with respect to one-third of the Shares subject to such Options on each of the first three anniversaries of the date of grant. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Section 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.
(iv) Payment.
A. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefore is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest) or (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld.
B. Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) either (x) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates for any reason other than the Participant’s death, Disability or Retirement, (y) one year after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates by reason of the Participant’s death or (z) three years after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company by reason of the Participant’s Disability or Retirement. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.
(c) SARs.
(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time.
(ii) Exercise Price. Except as otherwise established by the Committee at the time a SAR is granted and set forth in the applicable Award Agreement, the Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). SARs are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
(iii) Exercise. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.
(d) Restricted Shares and RSUs.
(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and the other terms and conditions of such Awards.
(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may in its discretion determine that Restricted Shares and RSUs may be transferred by the Participant. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.
(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(i) must be satisfied in order for the restrictions applicable thereto to lapse.
(e) Performance Units.
(i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof.
(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.
(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the

Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.
(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement. If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(i) must be satisfied in order for a Participant to be entitled to payment.
     (f) Cash Incentive Awards. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to grant Cash Incentive Awards. The Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals. If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(i) must be satisfied in order for a Participant to be entitled to payment.
     (g) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. If such an Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(i) must be satisfied in order for a Participant to be entitled to payment.
     (h) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards.
     (i) Performance Compensation Awards.
(i) General. The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than Options and SARs) as a Performance Compensation Award in order to qualify such Award as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(i).
(ii) Eligibility. The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(i). Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(iii) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and levels of the Performance Goals that are to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.
(iv) Performance Criteria. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) net income before or after taxes, (B) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (C) operating income, (D) earnings per share, (E) return on stockholders’ equity, (F) return on investment or capital, (G) return on assets, (H) level or amount of acquisitions, (I) share price, (J) profitability and profit margins, (K) market share (in the aggregate or by segment), (L) revenues or sales (based on units or dollars), (M) costs, (N) cash flow, (O) working capital, (P) average sales price, (Q) budgeted expenses (operating and capital), (R) inventory turns and (S) accounts receivable levels. Such performance criteria may be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.
(v) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.
(vi) Payment of Performance Compensation Awards.
A. Condition to Receipt of Payment. A Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made or to the designee or estate of a Participant who died prior to the last day of a Performance Period.
B. Limitation. A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goals for such period are achieved and certified by the Committee in accordance with Section 6(i)(vi)(C) and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.
C. Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(i)(vi)(D).
D. Negative Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained.
E. Timing of Award Payments. The Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by Section 6(i)(vi)(C), unless the Committee shall determine that any Performance Compensation Award shall be deferred.
F. Discretion. In no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)) or (3) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

SECTION 7. Amendment and Termination.
     (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of Section 162(m) of the Code and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a) or (ii) change the class of employees or other individuals eligible to participate in the Plan. No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.
     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary.
     (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefore.
SECTION 8. Change of Control.
     Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units, Cash Incentive Awards and other Awards designated as Performance Compensation Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Units and Cash Incentive Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.
SECTION 9. General Provisions.
     (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.
     (b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.
     (c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     (d) Withholding.
(i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash,

Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) having a Fair Market Value equal to such withholding liability or, at the discretion of the Company, by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Awards (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.
     (e) Section 409A of the Code. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) voids any Participant election to the extent it would violate Section 409A of the Code and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code, or a distribution event that the participant elects in accordance with Section 409A of the Code. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.
     (f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.
     (g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
     (h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
     (i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.
     (j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Maryland, without giving effect to the conflict of laws provisions thereof.
     (k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
     (l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.
     (m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.
     (n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
     (o) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.
     (p) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.
     (q) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
SECTION 10. Term of the Plan.
     (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted by the Board.
     (b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

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Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 - 3.

1.	Election of Class III Directors:	For	Withhold		For	Withhold
	01 — David E. Fisher	☐	☐	02 — Dod A. Fraser	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the 2007 Omnibus Incentive Compensation Plan.	☐	☐	☐	3.	Ratification of Audit Committee’s selection of Deloitte & Touche LLP as independent accountants for 2007.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐
C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

2007 Annual Meeting Admission Ticket
2007 Annual Meeting of
Terra Industries Inc. Stockholders
Tuesday, May 8, 2007, 9:00 A.M. Local Time
Waldorf Astoria Hotel
301 Park Avenue
New York, New York 10022
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
Terra News and Information
Our goal is to provide interested parties with timely information in an efficient, cost effective manner most convenient to you.
We distribute our news releases and other materials in email, fax and hard copy format. Let us know what materials you’d like to receive and how by:
•	Using the I/R Toolkit on our website at www.terraindustries.com (Click on “Investor Information”) or

•	Calling us at (800) 831-1002, ext. 6411.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TERRA INDUSTRIES INC.

TERRA INDUSTRIES INC.
Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy statement, each dated March 22, 2007, and revoking all prior proxies, hereby appoints HENRY R. SLACK, MICHAEL L. BENNETT and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 8, 2007, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.